UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Notice of 2024 Annual Meeting of Shareholders

DATE: June 18, 2024

TIME: 10:00 a.m. Mountain Time

LOCATION: 7800 East Union Avenue, Denver, CO 80237

April 26, 2024

Dear Shareholders,

Gold Resource Corporation has determined to hold this year’s annual meeting in person.

At the annual meeting, shareholders will be asked to vote on the following three items.

1.	To elect three (3) directors to serve until the next annual meeting of shareholders.
2.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as discussed in the enclosed proxy statement.
3.	To ratify the appointment of BDO USA, P.C. as the independent auditor for the fiscal year ending December 31, 2024.

The Board of Directors recommends a vote (1) “FOR” each of the director nominees, (2) “FOR” the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, and (3) “FOR” the proposal to ratify the appointment of BDO USA, P.C. as the independent auditor for the fiscal year ending December 31, 2024.

Shareholders will also transact such other business as may properly come before the annual meeting. These items of business are more fully described in the proxy statement accompanying this notice. Please read it carefully.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, or any postponement or adjournment thereof, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. To participate and vote your shares during the meeting, please see “Attending the Meeting in Person” on page 2 for additional information.

Kind regards,

Chet Holyoak, Chief Financial Officer

How You Can Vote

You are entitled to notice of and to vote at the annual meeting, or at any adjournments or postponements thereof, if you were a holder of record as of the close of business on April 22, 2024. We use the “Notice and Access” model permitted by the U.S. Securities and Exchange Commission for distributing our annual meeting materials electronically to certain of our shareholders. Some shareholders may also automatically receive our annual meeting materials in paper form. You may elect to receive your materials in either format. Please see “How We Use the E-Proxy Process (Notice & Access)” on page 1 for more information.

To make sure that your shares are represented at the annual meeting, please cast your vote by one of the following methods:

Online	Log on to www.proxyvote.com and enter the control number provided on your notice card or proxy card
Telephone	Dial 1-800-690-6903 using a touch-tone telephone and following the menu instructions
Mail	Complete and sign a paper proxy card or instruction form and mail it in the postage-paid envelope

How You Can Access Proxy Materials Online

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be held on June 18, 2024

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2023, of Gold Resource Corporation are available on the Internet at http://www.proxyvote.com.

To assure your representation at the annual meeting of shareholders, please submit your proxy and/or voting instructions by telephone or through the internet, or sign, date, and return your proxy card so that a quorum may be represented at the annual meeting. Registered shareholders who attend the annual meeting in person may revoke their proxies and vote in person during the annual meeting if they so desire.

Letters to Shareholders

Dear Shareholders,

During 2023, a challenging year, the Board and Management team worked together focusing on the most important operational issues that could improve performance and shareholder returns. These efforts resulted in a smaller and more efficient workforce, management team and board of directors that will continue to align the company objectives with shareholders’ interests without sacrificing on safety or corporate governance.

In 2024, we will continue to work through a lower than historical annual production output while we chart a course to the higher-grade resources discovered in last year’s drilling campaign. Metal prices have been working in our favor during the first quarter and more recently, the foreign exchanges rates have been improving as well that have a positive economic impact on our Mexican operations.

We shall strive to maintain a safe, fair and diversified workplace, with attention to our environment stewardship along with a continuance to contribute to our local communities in a significant way. Reflective of our 2024 objectives, there has been little change to our compensation policies, and we have taken measures to limit stock-based compensation and dilution during a period of share price underperformance.

To ensure the long-term success of the company, the board has mandated to management that capital resources, which would otherwise have been applied to dividends, be redirected to our exploration program at the Don David Gold Mine. We remain committed to a maintaining a disciplined balance sheet with a focus to expand our mineral resources and cash balance through exploration, improved operational returns and potentially an accretive merger and acquisition target.

We are grateful for the continued support of our shareholders and various stakeholders throughout 2023 and onto 2025.

Kind regards, Ron Little Interim Chair, Gold Resource Corporation

Letters to Shareholders

Dear Shareholders,

As the President and Chief Executive Officer of Gold Resource Corporation, I’m proud of the team that we have established and what we accomplished during a very difficult year. Throughout the year, we continued to build on a strong foundation for the Company and further identify the best path forward that will ensure sustainability of operations and create long term value for our Gold Resource shareholders and the communities in which we operate. I must reiterate that we have an excellent technical and management team and that we have the right people in place to successfully drive Gold Resource Corporation as we move through and beyond 2024.

Exploration activities at our Mexico operation, the Don David Gold Mine, during 2023 resulted in positive results and increased the grade of the material in reserves and resources. This exploration work will continue into 2024, including in the areas of mineralization known as the Three Sisters, Gloria, and Morena areas, from which will form a large part of the Company’s future. Steps have also been made during the year by our operations team to identify and implement cost reduction practices and improve our existing processes and procedures. We have undergone a series of testing throughout our plant to find ways to increase recovery and we are seeing positive results from this review. We have also continued to significantly improve our adherence to safety standards and expand the training programs for employees.

In October 2023, we published our preliminary economic analysis of the Back Forty project, and it confirmed our initial assumptions of the project when we acquired it. The new project layout and mine plan has a much lower environmental impact and carries a life of mine NPV at 6% discount of $215 million using very conservative commodity prices and demonstrates the economic viability of the project. The company will continue to monitor the economic environment to determine the best time to move forward with the Back Forty project.

For our stakeholder base, including our investors, our strategy is to provide optimal near and long-term value by unlocking the full potential from our assets and execution on strategic growth opportunities. The foundation to achieve this objective for near- and long-term will center around the Don David Gold Mine and identifying other strategic growth opportunities. For Mexico operations, our focus is to identify and progress on highly prospective underground exploration targets, optimize mine sequencing, and achieve maximum mill processing efficiencies. Concerning other strategic growth opportunities, we will work to identify accretive targets with an emphasis on leveraging bullish commodity prices, generating free cash flow, and limiting jurisdictional risk.

While we did experience some challenges in 2023, we were able to focus on areas within our control to continue to lay out a strong foundation from which to deliver positive operational results and grow the Company. I look forward to reporting on our progress throughout the year.

Kind regards, Allen Palmiere President & CEO, Gold Resource Corporation

-i-

Proxy Statement GOLD RESOURCE CORPORATION, 7900 East Union Avenue, Suite 320, Denver, Colorado 80237

Gold Resource Corporation (“we”, “our”, “us” or the “Company”) is soliciting proxies, on behalf of its Board of Directors (the “Board”), for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 18, 2024, or at any adjournment or postponement of the Annual Meeting. This proxy statement, the enclosed proxy card or voting instruction form, and our 2023 annual report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”), were first made available to our shareholders on or about May 8, 2024. All shareholders are invited to participate in the Annual Meeting as described in more detail in this proxy statement. Please submit your vote by Internet, telephone, mobile device or, if you received your materials by mail, you could also complete and return your proxy or voting instruction form.

About the Annual Meeting

Proxy Solicitation and Document Request Information

How We Will Solicit Proxies

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs, if any. We may use the services of our directors, officers, employees, and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our common stock in nominee names to distribute proxy soliciting materials to beneficial owners and will reimburse these institutions for their reasonable out-of-pocket expenses.

The cost of the Annual Meeting, including the cost of preparing and mailing the Annual Meeting materials, will be borne by us.

How We Use the E-Proxy Process (Notice & Access)

The “e-proxy” process, which was approved by the U.S. Securities and Exchange Commission (the “SEC”) in 2007, expedites our shareholders’ receipt of Annual Meeting materials, lowers the costs of proxy solicitation, and reduces the environmental impact of our Annual Meeting.

If you received a Notice of Internet Availability of Proxy Materials (a “Notice”) and would like us to send you a printed copy of our proxy materials, please follow the instructions included in your Notice or visit the applicable online voting website and request printed materials to be mailed at no cost to you.

If you received printed materials and would like to sign up to receive proxy materials electronically in the future, you may do so by following the instructions below.

●	If you are a registered shareholder (your name and share ownership is registered with our transfer agent) please visit http://www.proxyvote.com and follow the instructions provided to request electronic delivery of proxy materials. If you choose this option, you will receive an e-mail with links to access the materials and to vote your shares, and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents.
●	If you are a beneficial owner (you hold your shares through a bank, broker, or other intermediary) please refer to the information provided by that intermediary (intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees) (the “Intermediary” or “Intermediaries” to request electronic delivery of proxy materials.

How Documents Will Be Delivered to Beneficial Owners Who Share an Address (Householding of Proxy Materials)

If you are the beneficial owner, but not a registered shareholder of the Company, and you share an address with other beneficial owners, your broker, bank, or other Intermediary is permitted to deliver a single copy of this proxy statement and our 2023 Annual Report for all shareholders to your address, unless a shareholder has asked the Intermediary for separate copies. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

●	To receive separate copies: If you would like to receive a separate copy of this proxy statement and our 2023 Annual Report, or the materials for future meetings, you should notify your broker to discontinue householding and direct your written request to receive a separate notice, proxy statement and 2023 Annual Report to Gold Resource Corporation, Attention: Investor Relations, 7900 East Union Avenue, Suite 320, Denver, Colorado 80237, or by calling (303) 320-7708, and we will promptly deliver them to you.
●	To stop receiving separate copies: If you currently receive separate copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank, or other institution to request householding of these materials.

How Shareholders Can Request Copies of Our 2023 Annual Report

Upon request we will furnish to any shareholder without charge a copy of our 2023 Annual Report. The 2023 Annual Report includes a list of all exhibits thereto. We will furnish copies of such exhibits upon written request and receipt of payment of our reasonable expenses in so furnishing the exhibits. Each such request by a beneficial owner of our shares must include a good faith representation that, as of the record date, the person requesting was a beneficial owner of Gold Resource Corporation common stock entitled to vote at the Annual Meeting. You may request a copy by writing to Chet Holyoak, Chief Financial Officer, c/o Gold Resource Corporation, 7900 East Union Avenue, Suite 320, Denver, Colorado 80237, or by calling (303) 320-7708.

Voting Information

Who May Vote

The Board has fixed the close of business on April 22, 2024, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record of our common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder beginning June 4, 2024 at our principal executive offices and at the Annual Meeting as required by Colorado law.

How You Can Vote Before the Annual Meeting

We encourage shareholders to submit their votes in advance of the Annual Meeting. You can ensure that your shares are voted at the Annual Meeting by submitting your proxy via the Internet at www.proxyvote.com or by touch-tone telephone at (800) 690-6903 (following the instructions on your proxy card, voting instruction form or Notice). Or, if you received your materials by mail, you can complete and return the proxy or voting instruction form in the envelope provided. If you vote in advance of the Annual Meeting using one of these methods, you may still participate and vote in person at the Annual Meeting.

How You Can Vote In Person at the Annual Meeting

Only registered shareholders, or duly appointed proxyholders, are permitted to vote at the Annual Meeting. Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank, or trust company through which they purchased the shares. More particularly, a person is not a registered shareholder in respect of shares which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either: (a) in the name of an Intermediary that the Non-Registered Holder deals with in respect of the shares; or (b) in the name of a clearing agency (such as The Depository Trust & Clearing Corporation, of which the Intermediary is a participant). The proxy materials that you receive, and who you receive them from, will vary depending upon whether you are a “non-objecting beneficial owner” (a “NOBO”), which means you have provided instructions to your Intermediary that you do not object to the Intermediary disclosing beneficial ownership information about you to the Company for certain purposes, or an “objecting beneficial owner” (an “OBO”), which means that you have provided instructions to your Intermediary that you object to the Intermediary disclosing such beneficial ownership information. If you are a NOBO, a request for voting instructions, or voting instruction form, from the Company, or its agent, is included with the Proxy Materials. Please return your voting instructions as specified in the request for voting instructions. If you wish to attend the Annual Meeting and vote in person, write your name in the place provided for that purpose in the voting instruction form provided to you, in effect designating yourself as proxy and we will deposit it with our transfer agent. If you do not intend to attend the Annual Meeting, or have an appointee do so on your behalf, but should you wish your shares to be voted, please complete, and return the information requested in the voting instruction form.

How You Can Change Your Vote

You may change your vote by revoking your proxy at any time before it is exercised, which can be done by delivering written notice of revocation to us, by delivering a new proxy bearing a later date, or by voting electronically or in person at the Annual Meeting. (Presence at the Annual Meeting by a shareholder who has submitted a proxy does not in itself revoke the proxy.) If you are the beneficial owner of shares held for you in an account with an Intermediary, you must contact that Intermediary to revoke a previously authorized proxy.

How Many Securities Are Entitled to Vote

Our voting securities consist of our $0.001 par value common stock. As of the record date of April 22, 2024, there were 89,599,224 shares of common stock outstanding. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Voting Standards and Board Recommendations

Other than the matters identified below we know of no additional matters to be brought before the Annual Meeting:

VOTING ITEM	VOTING STANDARD(1)	TREATMENT OF ABSTENTIONS, WITHHOLDS & BROKER NON-VOTES	BOARD RECOMMENDATION
Election of directors	Plurality of votes cast	A “WITHHOLD” vote with respect to any nominee will not affect the election of that nominee. Broker non-votes will have no effect on the election of directors.	FOR
Non-binding advisory vote on executive compensation	Majority of votes cast	An abstention will count as a vote cast and will therefore have the effect of a vote “AGAINST” the proposal. Broker non-votes will have no effect on the vote for the proposal.	FOR
Ratification of auditors(2)	Majority of votes cast	An abstention will count as a vote cast and will therefore have the effect of a vote “AGAINST” the proposal.	FOR

(1) Assuming a quorum is present.

(2) Routine proposal pursuant to NYSE Rule 452.

Quorum. A quorum for a matter will be present if a majority of the shares of common stock issued and outstanding and entitled to vote as of the record date are present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence of a quorum for a matter, shares present at the Annual Meeting that are not voted, such as abstentions and “broker non-votes,” will be treated as shares that are present at the Annual Meeting. If a quorum is not present in person or by proxy at the Annual Meeting, or if fewer shares are present in person or by proxy than the minimum required to take action with respect to any proposal presented at the Annual Meeting, the chair of the Annual Meeting or the shareholders entitled to vote at the Annual Meeting, present in person, or by proxy, have the power to adjourn the Annual Meeting to a later date until a quorum is obtained.

Broker Non-Votes. Broker non-votes occur when a bank or broker has not received directions from its customer and does not have the discretionary authority to vote the customer’s shares that are present at the Annual Meeting. Brokers are only permitted to exercise discretion and vote on “routine proposals” (such as ratification of the independent auditor) without instructions from their customers.

We Have a Plurality Voting Standard for Director Elections. The three nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. You may vote “FOR” one or more of the nominees or you may vote “WITHHOLD” for one or more of the nominees. You may not cumulate your votes for the election of directors. Proxies cannot be voted for a greater number of directors than the number of nominees in the proxy statement.

How Proxies Will Be Voted

Proxies Will be Voted as Specified or as Recommended by the Board. The shares represented by all valid proxies that are received on time will be voted as specified. When a valid proxy form is received and it does not indicate specific choices, the shares represented by that proxy will be voted in accordance with the Board’s recommendations (in this case, “FOR” each director nominee and proposal).

What Happens if Other Matters are Properly Presented at the Annual Meeting? If any matter not described in this proxy statement is properly presented for a vote at the Annual Meeting, the persons named on the proxy form will vote in accordance with their judgment.

What Happens if a Director Nominee is Unable to Serve? We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the Board’s size. If the Board nominates a different individual, the shares represented by all valid proxies will be voted for that nominee.

Rights of Dissenters

No action is proposed at this meeting for which the laws of the state of Colorado or our Bylaws provide a right of our shareholders to dissent and obtain appraisal of or payment for such shareholders’ common stock.

Attending the Meeting in person

WHEN: June 18, 2024 at 10:00 a.m. Mountain Time

WHERE: 7800 East Union Avenue, Denver, CO 80237

This year, the Annual Meeting will be conducted in-person. All shareholders are invited to participate in-person or to submit their proxy or voting instruction form to ensure their shares are represented at the meeting. If participating in person, we look forward to seeing you in Denver. To participate in the Annual Meeting, please arrive at 7800 East Union Avenue by 9:30 a.m. Mountain Time and present yourself at the registration desk.

Where You Can Find Additional Information About Us

The principal executive office of our Company is located at 7900 East Union Avenue, Suite 320, Denver, Colorado 80237. Our telephone number at this address is (303) 320-7708. Our common stock is traded on the NYSE American under the symbol “GORO.”

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our 2023 Annual Report, including financial statements and schedules, is included with this proxy statement.

We maintain a company website at www.goldresourcecorp.com from which you can alternatively access the reports we file with the SEC. Our committee charters and other important corporate governance documents are also available on our website. Information contained on the Company’s website is not part of, and is not incorporated by reference into, this proxy statement.

Incorporation By Reference

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

PROPOSAL 1 – ELECTION OF DIRECTORS

What are you voting on?

The Board has nominated for election at the Annual Meeting Messrs. Little, Palmiere, and Ms. Manassa Murphy to serve until the 2025 annual meeting or until their successors are elected. Each nominee is currently a director of the Company and has consented to being named as a nominee.

☑ The Board unanimously recommends a vote “FOR” the election of the following three nominees:

Ron Little i Independent	Director since: 2021	Age: 61	Birthplace: Canada
Committees: AC, NC, CC**, SC**, TAC**
	Current Role: Interim Chair of the Board (since June 5, 2023) Independent Director (effective February 8, 2021) Current Public Company Boards: Wolfden Resources Corp.		Past Public Company Boards: Orezone Gold Corp. Orezone Resources Inc. Premier Gold Mines Limited

Background and Experience:

●
Mr. Little is a Professional Engineer, geologist and entrepreneur who has developed mining projects in Canada, South America and Africa. He was the founder and CEO of Orezone Resources and Orezone Gold Corporation for over 20 years and built one of the most successful exploration and mine development track records in Burkina Faso. He is and has been a director and advisor to other public companies and not for profit entities. Mr. Little holds a Bachelor of Science in Engineering (Geological) from Queen’s University in Kingston and is also a designated graduate of the Institute of Corporate Directors (ICD.D). He is currently the President & CEO of Wolfden Resources.

●
Our Board believes Mr. Little’s experience and skills developed as an executive officer and director for several publicly traded mining companies provide him with the appropriate background in matters related to mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Affiliations, Memberships and Licenses: Professional Engineers of Ontario (P.Eng), Graduate of the Institute of Corporate Directors (ICD.D)

Allen Palmiere	Director since: 2021	Age: 71	Birthplace: Canada
Committees: TAC

Current Role:

Director (effective January 1, 2021), President and Chief Executive Officer

Current Public Company Boards:

Dundee Corporation

Maritime Resources Corp.

Current Private Company Boards:

Ferrox Holdings Ltd.

Past Public Company Boards: Breakwater Resources Ltd. Guyana Goldfields Ltd. Adriana Resources Inc. HudBay Minerals Inc. Barplats Investments Ltd. Silk Road Resources Ltd.
Background and Experience:
●
Mr. Palmiere is a Chartered Accountant by training, with over 35 years of extensive experience in managing operations in national and international environments. Mr. Palmiere’s experience includes extensive operational and executive management roles in dynamic environments, M&A and financing. Mr. Palmiere’s former positions include Chief Executive Officer and Chairman of the Board, HudBay Minerals Inc., Executive Chairman, Barplats Investments Ltd., President and CEO, Silk Road Resources Ltd, Vice President, Chief Financial Officer, Zemex Corporation, President and Chief Executive Officer, Breakwater Resources Ltd. Mr. Palmiere has served on several boards of public companies and charitable organizations.

●
Our Board believes Mr. Palmiere’s experience and skills developed as an executive officer and director for several publicly traded mining companies provide him with the appropriate background in matters related to finance and accounting, mining operations and risk assessment and makes him well-qualified to serve as a director of the Company.

Affiliations, Memberships and Licenses: N/A

Lila Manassa Murphy i Independent	Director since: 2021	Age: 52	Birthplace: U.S.A.
Committees: AC**, NC**, SC
		Current Role: Independent Director (effective January 1, 2021) Current Public Company Boards: Green Brick Partners, Inc.	Past Public Company Boards: Dundee Corporation Past Non-Profit Boards: Sustainable Development Strategies Group
Background and Experience:
●
Ms. Manassa Murphy, CFA, CPA has been the Chief Financial Officer of Dundee Corporation (TSX: DC.A) since May 2021. Her areas of oversight include Finance, Investor Relations, Information Technology, Legal, Compliance and Human Resources. Her experience during her tenure includes M&A, restructuring, establishing joint venture partnerships, and assessing investment and acquisition opportunities. She also sits on the board of Green Brick Partners (GRBK), a publicly traded, diversified homebuilding and land development company where Ms. Manassa Murphy maintains the role of Chair of their Audit Committee and a member of the Compensation Committee. Prior to her role at Dundee Corporation, Ms. Manassa Murphy had over 25 years of investment management experience and fiduciary responsibility, most recently as having founded Intrinsic Value Partners, which provided consulting services to family offices and asset management firms. Prior to that, she was Portfolio Manager for Federated Hermes, an ESG-focused investment firm with over $760 billion in assets under management and a dedicated focus on natural resources and hard assets. Previously, Ms. Manassa Murphy worked as an analyst with David W. Tice and Associates, focusing on gold and natural resources investing. She is a Chartered Financial Analyst and a Certified Public Accountant. She holds a Bachelor of Arts degree from New York University and is a member of the Latino Corporate Directors Association (LCDA).

●
Ms. Manassa Murphy brings to the Board a combination of skills, experience, and diversity. Her background as both as a capital markets’ executive officer and Chief Financial Officer focused on mining finance, acquisitions and dispositions, while her work as a public company director provides her with a strong background in matters related to sustainability, finance, accounting, and risk assessment. Ms. Manassa Murphy is Latin American with a background that provides additional situational insights as well as her significant capital markets experience in the resource sector.

Affiliations, Memberships and Licenses: Chartered Financial Analyst, Certified Public Accountant

AC	Audit Committee
CC	Compensation Committee
NC	Nominating & Governance Committee
SC	Sustainability Committee
TAC	Technical Advisory Committee
**	Denotes Committee Chair

PROPOSAL 2 – NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)

What are you voting on?	We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement.

☑ The Board unanimously recommends a vote “FOR” the non-binding advisory vote to approve the compensation of the Company’s named executive officers.

Pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company seeks a non-binding advisory vote from the holders of a majority of the shares of common stock entitled to vote and represented in person or by proxy at the Annual Meeting, approving the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “say-on-pay” vote.

The Board and the Compensation Committee take seriously their role in the design and administration of the Company’s compensation programs and values input from shareholders. Although this proposal is non-binding, the Compensation Committee will consider the results of the advisory vote when determining future executive compensation decisions.

Our executive compensation programs are designed (1) to attract and retain top quality executive talent who can contribute to our long-term success and thereby build value for our shareholders, (2) to tie annual cash incentive compensation to the achievement of measurable company and individual performance objectives, and (3) to align long-term compensation incentives available to our executives with the goal of creating shareholder value. We urge shareholders to read the “Executive Compensation” section of this proxy statement which contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the Board believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.

This proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Executive Compensation” section in the proxy statement for the Company’s 2024 Annual Meeting of Shareholders, is hereby APPROVED.”

PROPOSAL 3 – RATIFICATION OF INDEPENDENT AUDITOR

What are you voting on?

We are asking shareholders to ratify the appointment of BDO USA, P.C. (“BDO”) as the independent auditor of our consolidated financial statements and our internal control over financial reporting for the fiscal year ended December 31, 2024.

☑ The Board unanimously recommends a vote “FOR” ratification of the appointment of BDO USA, P.C. as our independent auditor for 2024.

Although ratification of our independent auditor is not required by our bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection of BDO as independent auditor for 2024 is not ratified by the shareholders, the Audit Committee may reconsider, but will not necessarily change, its selection of BDO to serve as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee may recommend a different independent auditor at any time during the year if it determines that this would be in the best interests the Company.

In April 2022, the Audit Committee approved the appointment of BDO as our independent public accountant for the fiscal year ended December 31, 2022 and BDO was further appointed as our independent public accountant for the fiscal year ended December 31, 2023 as per shareholder approval from the Company’s 2023 Annual Meeting of Shareholders. During the years ended December 31, 2021 and 2020, and through April 6, 2022 neither the Company nor anyone on its behalf has consulted BDO with respect to either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or the effectiveness of internal control over financial reporting, where either a written report or oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent auditors are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval.

In addition to the limitations on non-audit services, we periodically review our relationship with the independent auditors to ensure it meets the standards for independence. Neither BDO nor any of its respective members or associates, had any financial interest in the business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as our independent auditors.

We expect representatives of BDO to be present at the Annual Meeting and to be available to answer questions and make a statement if they wish.

Governance

Board Leadership Structure and Risk Oversight

Our CEO and Chair roles are separate. Mr. Little, as serving as our Interim Chairman of the Board, brings significant experience in the mining industry, serving in prior roles of executive officer, director and advisor for several publicly traded mining companies. In his capacity as Chair, he works closely with Mr. Palmiere, the Chief Executive Officer.

Companies such as ours face a variety of risks, including financial reporting, legal, credit, liquidity, operational, health, safety and cybersecurity. The Board believes an effective risk management system (1) identifies the material risks that we face in a timely manner, (2) communicates necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant board committee, (3) implements or oversees implementation of appropriate and responsive risk management and mitigation strategies consistent with our risk profile, and (4) integrates risk management into our decision-making.

The Board oversees risk management after receiving briefings from management and advisors and based on its own analysis and conclusions regarding the adequacy of our risk management processes. The Board, with assistance and input from its committees, continuously evaluates and manages material risks, including geopolitical and enterprise risk, financial risk, environmental risk, health and safety risk, and the effect of compensation structures on risk-taking behaviors. By virtue of the directors working closely with executive management, who in turn work closely with the mining operators, we believe we have created an effective and efficient risk communication system that has increased collaboration and communication.

Board Independence and Related Party Transactions

The Company has a policy with regard to the consideration of diversity in identifying director nominees, which is available on the Company’s website at www.goldresourcecorp.com. In addition to gender diversity on the Board of Directors, gender diversity exists with one of the three executive officers. The Company continues to strive to nominate individuals with a variety of backgrounds and complementary skills so that, as a group, the Board possesses the appropriate talent, skills, and expertise to oversee our businesses. This assessment includes consideration of independence, expertise, mining and other industry background, gender, skills and time availability, in the context of the needs of the Board and our Company.

The Nominating and Governance Committee has determined that each of the director nominees possess the competencies set forth in the Board Experience, Skills & Diversity Matrix below that are necessary for the Board to effectively fulfill its oversight responsibilities. The Board Experience, Skills & Diversity Matrix is periodically updated to identify the experiences, skills, and diversity, if any, that are required due to changes in strategic focus of the Company.

Board Experience, Skills & Diversity Matrix

Experience, Skills & Diversity (Board Self- Assessment)	Ron Little	Lila Manassa Murphy	Allen Palmiere
Board Experience/Corporate Governance	P	P	P
Capital Markets/Corporate Finance	P	P	P
Corporate Social Responsibility	P	S	S
Financial Expertise/Financial Literacy	S	P	P
Human Resources/Executive Compensation	P	S	S
Industry Knowledge	P	P	P
Information Technology/Cybersecurity	S	P	S
Leadership/Executive Management	P	P	P
Mergers and Acquisitions	P	S	P
Mineral Exploration and Development	P	S	S
Mining/Engineering	P	S	P
Processing/Metallurgy	S	S	P
Risk Management	S	P	P

P – Primary Expertise

S – Secondary Expertise

As of the date of this proxy statement, we have three directors, including two that the Board has determined are independent directors, as follows:

●	Ron Little (independent);
●	Lila Manassa Murphy (independent); and
●	Allen Palmiere.

An “independent director” is a director whom the Board has determined satisfies the requirements for independence, including those established under the Sarbanes–Oxley Act of 2002, Section 10A(m)(3) of the Exchange Act and under Section 803A of the NYSE American LLC Company Guide (“NYSE American Rules”). Ms. Manassa Murphy previously served as the Chair of the Compensation Committee; however, in March 2022, Ms. Manassa Murphy resigned that role to avoid any perception that the relationship Ms. Manassa Murphy and Mr. Palmiere have with Dundee Corporation might impair her independence.

In June 2023, Alex Morrison, the former Chair of the Board of Directors and an independent director, and Joseph Driscoll, an independent director, separately resigned from the Company. Neither Messrs. Morrison’s or Driscoll’s resignations were the result of any disagreement between either director and the Company, its management, the Board or any committee thereof, or with respect to any matter relating to the Company’s operations, policies or practices. Mr. Little replaced Mr. Morrison as Interim Chair of the Board, and membership on the committees were adjusted following the resignations. The Board of Directors intends to seek additional candidates for the Board of Directors; however, this search has been temporarily suspended pending the completion of the review of strategic alternatives that was announced by the Company in November 2023.

We consider “related party transactions” to be transactions between the Company and (1) a director, officer, director nominee or beneficial owner of five percent or more of our common stock; (2) the spouse, parents, children, siblings, or in-laws of any person named in (1); or (3) an entity in which one of our directors and officers is also a director or officer or has a material financial interest. The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction unless a special committee consisting solely of disinterested and independent directors (as defined in the NYSE American Rules) is appointed by the Board. Our policies and procedures for related party transactions are set forth in writing in our Code of Ethics and Audit Committee Charter. Other than Director and Officer compensation, there were no related party transactions during the fiscal year ended December 31, 2023.

There are no family relationships among our executive officers and directors.

Annually, the Nominating and Governance Committee evaluates if any director is overboarded. A director is overboarded if that director serves on too many boards, limiting the ability of the director to fulfill their responsibilities given the significant time commitment associated with each directorship. In addition to the number of boards on which a director serves, we also consider the director’s employment status, the size and complexity of the companies the director serves and the unique attributes or skills that the director brings to the service on our board. In particular, the Nominating and Governance Committee evaluated Ms. Manassa Murphy’s status, as she currently serves as the CFO of Dundee Corporation and further serves as a director of another NYSE-listed public company. The Committee concluded that her continued service on the Board would be in the best interest of our stockholders based on Ms. Manassa Murphy’s evidenced commitment to the Company, her active preparation for and participation in the meetings of the Board and relevant committees, and the unique and diverse perspective that she brings to our Board. The Nominating and Governance Committee believes that the other employment or directorship commitments of the proposed nominees would not prevent them from dedicating the necessary time and attention to our Company.

There have been no material legal proceedings that would require disclosure under the federal securities laws that are material to an evaluation of the ability or integrity of our directors or executive officers, or in which any director, officer, nominee or principal stockholder, or any affiliate thereof, is a party adverse to us or has a material interest adverse to us.

Our on-boarding program for new directors includes a discussion of a broad range of topics, including the background of the Company, the Board and its governance model, long-term strategy and business operations, financial statements, business plan and capital structure, key risk factors and management systems, legal, business integrity and ethical responsibilities of the Board, as well as other matters relevant to the ability of a new director to fulfill his or her responsibilities. Our directors are expected to keep current on issues affecting our Company and the mining industry and on developments with respect to their general responsibilities as directors. The Company will either provide or pay reasonable expenses for ongoing director education to enable them to perform their duties as directors. Ongoing director training includes presentations and or input by named executive officers (“NEOs”), the Technical Advisory Committee and Independent auditors, as well as outside advisors and experts. New and current directors have visited the Company’s mine site to further their understanding of the business.

Director Compensation

During 2023, the non-executive director compensation program consisted of (i) annual cash and equity retainers along with (ii) the granting of deferred share units (described below) as equity compensation. Executives who are also directors are not compensated for board service in addition to their executive compensation outlined in the Executive Compensation section of this Proxy Statement.

Retainers

During the 2023 period, the retainer structure remained the same as in the 2022 period and is reflected in the following table.

Fee Type	Annual Retainer
	Cash	Equity
Board Chair	$140,000	$150,000
Board Member	$70,000	$100,000
Committee Chair	$10,000 – $25,000	n/a
Committee Member	$7,500	n/a

From time to time, other non-recurring committees may be required, including but not limited to Special Committees or Advisory Committees. The directors appointed to serve on these committees will be compensated depending on objectives set for the committee.

Payment of Retainers

Each non-executive director may elect to have the cash retainer shown in the table above paid in equity. At the non-executive director’s discretion, equity issued in lieu of cash retainers can be in the form of fully vested Deferred Share Units (“DSUs”) or unrestricted stock grants. The terms of the DSUs are discussed below. The number of shares covered by each DSU, or unrestricted stock grant will be based on the Company’s 20-day Volume Weighted Average Price (“VWAP”) as calculated on the closing date that the cash would have otherwise been paid.

The equity portion of the annual retainer is paid in the form of DSUs, as described below.

Deferred Share Units

Effective January 1, 2021, the Board, on the recommendation of the Compensation Committee, implemented a program to issue DSUs. Each DSU is a phantom, or notional interest that entitles the recipient to receive one share of Company stock or the cash equivalent thereof upon the settlement of the DSU. The purpose of the DSUs is to promote a greater alignment of interests between non-executive directors and the shareholders of the Company, and to provide a compensation system for non-executive directors that, together with any other compensation mechanisms of the Company, reflects the responsibility, commitment, and risk accompanying Board membership.

The Board awards DSUs to an eligible director to provide appropriate equity-based compensation for the services he or she renders to the Company. The vesting and settlement terms of the DSUs that are used as equity-based compensation are determined by the Compensation Committee at the time the DSUs are awarded. In 2023, we granted 278,664 DSUs related to the equity-based annual retainer as follows: Mr. Morrison was issued 92,888 DSUs and each of Messrs. Driscoll and Little and Ms. Manassa Murphy were issued 61,925 each, in March 2023, which vested immediately at grant date but are settled on the earlier of the director’s termination of Board service or ten years from the date of grant.

In addition, as noted above, directors may also elect to defer their cash retainers into DSUs. DSUs issued in lieu of cash retainers are 100% vested upon issuance. During 2023, Ms. Manassa Murphy deferred a portion of her Board retainer in an amount equal to $54,976 into 108,011 DSUs, which are payable upon her termination of Board service. Ms. Manassa Murphy has deferred a total of $81,226 of her Board retainer into 122,393 DSUs from 2022 through 2023.

Effective January 1, 2022, the Board adopted the Gold Resource Corporation Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) which formalizes the terms and conditions pursuant to which directors may elect to defer their cash retainers into DSUs, as well as the payment terms of all such DSUs. Generally, DSUs for U.S. participants under the Director Deferred Compensation Plan will be settled upon the earliest to occur of (1) a termination of the participant’s service on the Board, (2) a death, (3) a change in control of the Company (as defined in the Director Deferred Compensation Plan), or (4) ten years from grant date. DSUs for Canadian participants under the Director Deferred Compensation Plan will generally be settled upon the later of (1) termination of the participant’s service on the Board or (2) termination of the participant’s employment.

Director Compensation Table

The table below summarizes the compensation of all non-executive directors who served as directors at any time during the fiscal year ended December 31, 2023:

			All Other
Name	Fees Earned (1)	Stock Awards(2)	Compensation	Total
Ronald N. Little (6)	$155,028	$55,733	$-	$210,760
Lila Manassa Murphy (3)(6)	$109,952	$55,733	$-	$165,684
Alex G. Morrison (4)	$83,029	$83,599	$-	$166,628
Joseph Driscoll (5)	$40,385	$55,733	$-	$96,117

1)	Fees Earned includes compensation relating to appointments on Special Committees or Advisory Committees.
2)	Represents DSUs issued to our non-employee directors as equity compensation. All awards shown are based on their grant date fair value determined pursuant to ASC Topic 718, as disclosed in note 16 to our 2023 Annual Report
3)	Ms. Manassa Murphy’s Fees Earned includes 108,011 DSUs awarded in lieu of cash, with a grant date fair value of $54,976.
4)	Upon termination, Mr. Morrison’s outstanding DSUs (174,340) immediately vested and were paid out in cash in June 2023.
5)	Upon termination, Mr. Driscoll’s outstanding DSUs (149,560) immediately vested and were paid out in cash in June 2023.
6)	As of December 31, 2023, Mr. Little and Ms. Manassa Murphy held 149,560 and 273,913 vested DSUs, respectively.

The Board and its Committees

The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Sustainability Committee. The following table sets forth the number of meetings held by each committee of the Board during the fiscal year ended December 31, 2023.

Board or Committee	Number of Meetings
Board of Directors	6
Audit Committee	4
Compensation Committee	4
Nominating and Governance Committee	1
Sustainability Committee	4

During 2023, each director attended at least 75% of the aggregate of the total number of meetings of the Board and of each committee of the Board on which such director served. Directors are encouraged, but not required, to attend our annual meetings of shareholders. All directors were in attendance either physically or virtually for the 2023 annual meeting of shareholders.

From time to time, other non-recurring committees may be required, including but not limited to Special Committees or Advisory Committees. These committee meetings are not included in the above table.

Audit Committee. As defined in Section 3(a)(58)(A) of the Exchange Act, the Company established an Audit Committee to oversee the accounting and financial reporting of the Company and which comprises of Lila Manassa Murphy (Interim Chair) and Ron Little as members, each of whom are independent under the NYSE American Rules. Among other duties, the Audit Committee is directly responsible for recommending the appointment, approving the compensation (including approval of the audit fees), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee annually reviews the independence and performance of the independent auditors in deciding whether to retain the current firm or engage a different independent auditor. During these reviews, the Audit Committee considers, among other things:

●	the auditor’s historical and recent performance on the audit, including the results of an internal review of the quality and service provided by the auditor;
●	the auditor’s capability and expertise in handling the breadth and complexity of our operations;
●	an analysis of the auditor’s known legal risks and any significant legal or regulatory proceedings in which it is involved;
●	external data on audit quality and performance including any known Public Company Accounting Oversight Board (PCAOB) reports;
●	the appropriateness of the auditor’s fees for audit and non-audit services, both on an absolute basis and compared to peer firms;

●	auditor independence; and
●	auditor tenure, including the benefit of institutional knowledge concerning our policies and procedures.

It is the policy of the Audit Committee to review and approve the engagement of the independent auditors, including the scope, extent and procedures of audit and non-audit services to be performed for the Company, the content and results of the audit performed by the auditors and any recommendations made by the auditors, and to oversee any other aspects of the engagement of the independent auditors, including but not limited to resolution of disagreements between management and the auditor regarding financial reporting and other audit, review or attest services, and the compensation to be paid therefore, and all other matters the Audit Committee deems appropriate. The Audit Committee also oversees our financial reporting process and is responsible for drafting an Audit Committee Report to be included with our proxy statement.

Our Board has determined that Ms. Manassa Murphy, the Interim Chair of the Audit Committee, qualifies as an audit committee financial expert, as defined by the applicable regulations of the SEC, in that she has:

●	an understanding of generally accepted accounting principles and financial statements;
●	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;
●	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;
●	an understanding of internal controls over financial reporting;
●	an understanding of the audit committee functions; and
●	active Certified Public Accountant (CPA) and Chartered Financial Analyst (CFA)

Ms. Manassa Murphy acquired these attributes through her experience serving as chief financial officer, a director of other publicly traded companies and in her experience in matters related to sustainability, finance, accounting, and risk assessment. Each of the other members of the Audit Committee is financially sophisticated, as defined in the NYSE American Rules. Each member of the Audit Committee is “an independent” director under the rules of the NYSE American applicable to audit committee members.

The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on our web site at www.goldresourcecorp.com.

Audit Committee Report. The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2023 with management and have discussed with BDO USA, P.C., our independent registered public accounting firm for 2023, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the U.S. Securities and Exchange Commission (SEC), with respect to those statements. We have reviewed the written disclosures and the letter from BDO USA, P.C. required by the PCAOB regarding BDO USA, P.C.’s communication with the audit committee concerning independence and have discussed with BDO USA, P.C. its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our 2023 Annual Report.

Respectfully submitted,

Lila Manassa Murphy (Interim Chair and member), Ron Little (member)

Compensation Committee. The Compensation Committee, currently composed of Ron Little (Interim Chair) as a member, who is an independent under the NYSE American Rules, is responsible for establishing the compensation of our CEO, reviewing and determining the compensation of our executive officers and non-executive directors and determining or recommending our general compensation, benefits, perquisites, policies and practices, including, without limitation, our incentive compensation plans and equity-based compensation plans, and preparing a Compensation Committee Report to be included with our proxy statement. Mr. Little meets the definition of an independent director under the NYSE American Rules. Effective March 31, 2022, Ms. Manassa Murphy resigned as a member of the Compensation Committee to proactively avoid any perception that the relationship Ms. Manassa Murphy and Mr. Palmiere have with Dundee Corporation might impair her independence.

In performing its functions, the Compensation Committee considers, among other things, the recommendations of an independent compensation consultant, the types and amounts of compensation that have been paid to our executives and non-executive directors in the recent past, peer group compensation, as well as recent individual and overall Company performance.

The Board of Directors intends to seek additional candidates for the Board of Directors to, among other things, increase the number of directors serving on the Compensation Committee. However, this search has been temporarily suspended pending the completion of the review of strategic alternatives that was announced by the Company in November 2023.

The Compensation Committee has adopted a formal charter, a copy of which is available on our website at www.goldresourcecorp.com.

Nominating and Governance Committee. The Nominating and Governance Committee comprises Lila Manassa Murphy (Chair) and Ron Little as members, each of whom is independent under the NYSE American Rules. The committee is primarily responsible for

●	name and address of the shareholder making the recommendation;
●	proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;
●	the name, address and resume of the recommended nominee; and

●	the written consent of the recommended nominee to serve as a director if so nominated and elected.

Specific minimum qualifications for directors and director nominees which the committee believes must be met in order to be so considered include strategic managerial and financial skills and experience, mining industry expertise, and knowledge in other areas that are strategically important to us. Other considerations include diversity, exemplary personal integrity and reputation, sound judgment, potential or actual conflicts of interest, and sufficient time and willingness to devote to the discharge of his or her duties.

Sustainability Committee. The Sustainability Committee was established effective January 1, 2020. As of the date of the Proxy, the members of the committee are Ron Little (Chair) and Lila Manassa Murphy. The Committee is primarily responsible for the review and monitoring of (1) environmental policies and activities including audit plans and reports; (2) health and safety policies and activities including audit plans and reports; (3) policies and activities related to the engagement of communities, government and other stakeholders; (4) policies and activities related to the sustainability of communities within the areas of operations; and (5) policies and activities related to sustainable use of renewable and non-renewable resources.

The Sustainability Committee acts pursuant to its charter available on our website at www.goldresourcecorp.com.

Environmental, Social And Other Corporate Governance

The Sustainability Committee is charged with evaluation and oversight of the Company’s policies related to environmental, safety and health and social risks, all of which are available on our website at www.goldresourcecorp.com. These policies demonstrate the Company’s continued commitment to improving both its operations and the environment and surrounding communities in which it operates.

The Company is always focused on environmental impact, sustainability and investment in the local and indigenous communities where it operates. Some examples include:

●	construction of the water filtration and dry stack facilities in 2021 which will conserve and recirculate water, eliminate risks related to traditional tailings facilities and accelerate reclamation of certain areas of the open pit mine;
●	construction of the paste plant in 2019 which repurposes a portion of its above-ground tailings by backfilling its underground workings with a solution which reduces the tailings storage footprint and reinforces underground mine stability;
●	use of recycled materials in the construction of its Oaxaca, Mexico mine camp;
●	successful power line connection of its Don David Gold Mine in Oaxaca, Mexico to the Federal Electricity Commission’s power grid, replacing onsite diesel power generation and reducing local carbon emissions and providing first time electricity access to approximately 25,000 families along the power line route;
●	investments in local infrastructure, such as a local water treatment facility, medical and dental clinics;
●	bursaries and scholarships provided for local youth to attend post-secondary education;
●	sponsoring local activities, including school and community social events; and
●	supporting local residents through educational scholarships.

On March 8, 2023, we published our inaugural environmental, social and governance (“ESG”) report that provides an outline of our approach to sustainability across key governance, health and safety, social and environmental topics, along with a summary of our 2022 performance and plans for the future. An update to the ESG report containing 2023 related performance, activities, and future plans is currently in process and is expected to be released before the end of 2024. We remain committed to advancing our framework as we mature and refine our approach. Our Don David Gold Mine in Mexico has been making investments in ESG endeavors for over ten years. Our Back Forty Project in the Upper Peninsula of Michigan has also invested heavily in ESG including ensuring our environmental impact assessment is robust and thoughtful in identifying culturally significant sites that will be honored and respected. The Company is committed to enhancing and improving transparency. The ESG report can be found on the Company’s website at www.goldresource.com/responsible-mining/esg-reports/.

In 2021, we prepared a reporting framework based on the Sustainability Accounting Standards Board (“SASB”) Metals and Mining Protocols. The 2021 report included 2020 results on the following categories: Green House Emissions, Air Quality, Energy Management, Water Management, Waste & Hazardous Materials Management, Biodiversity Impacts, Security, Human Rights & Rights of Indigenous Peoples, Community Relations, Labor Relations, Workforce Health & Safety and Business Ethics & Transparency. This SASB report, along with our Tailings Dam Disclosure, can be found on our website at www.goldresourcecorp.com.

The Company regularly consults with the local and Indigenous communities in Mexico and hosts discussions related to impacts of operations and local improvements. The Company recognizes access to water as a human right and will continue to support the communities in which it operates in this regard. The Company continues to evolve in this area with a focus on environmental stewardship, community engagement, human rights issues and enhanced disclosures of our impact and activities.

Communications with the Board of Directors

Our Board maintains a policy of reviewing and considering communications from our shareholders and interested parties. Any shareholder or interested party who desires to contact the Board may do so as follows:

Medium	Number / Address
Telephone	(303) 320 – 7708
Email	Info@GRC-USA.com
Regular Mail	7900 East Union Avenue, Suite 320, Denver, CO 80237

Such communications may also be forwarded to the Board by mail in a sealed envelope addressed to an individual director or the Board by mailing to our corporate headquarters in Denver, Colorado. We will deliver the envelope unopened (1) if addressed to an individual director, to such director, or (2) if addressed to the Board, to the Chair of the Board who will report on the contents to the other board members.

Our directors periodically review communications from shareholders or interested parties and determine, at their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. Directors also attend the annual meeting of shareholders and receive communications directly from shareholders at that time.

Code of Ethics and Whistleblower Policy

We maintain a written Code of Ethics, a copy of which is available on our website at www.goldresourcecorp.com. In the event the Board approves an amendment to or a waiver of any provision of the Code of Ethics, we will disclose the information on our website.

The Company also maintains a Whistleblower Policy, a copy of which is available on our website at www.goldresourcecorp.com. We are committed to conducting appropriate investigations and supporting individuals who report in good faith concerning any perceived illegal acts, fraud, and/or violations of the Code of Ethics.

auditor disclosures

BDO USA, P.C. (“BDO”) currently serves as our independent public accounting firm starting April of 2022 and has provided audit reports of BDO on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2023 and 2022, there were no (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in their reports, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided BDO with a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC. In the event that BDO believed the disclosures were incorrect or incomplete, BDO was permitted to express its views in a brief statement to be included in this proxy statement. BDO has not submitted such a statement.

The following table sets out the aggregate fees billed by BDO for services rendered during the fiscal year ended December 31, 2023 along with aggregate fees for services rendered during the fiscal year ended December 31, 2022 and in connection with our annual audits and quarterly reviews, as well as for any other non-audit services provided by the firm:

	BDO	BDO
	2023	2022
Audit Fees	$616,500	$661,900
Audit-Related Fees	-	-
Tax Fees	216,549	255,300
All Other Fees	-	-
Total Fees	$833,049	$917,200

Audit Fees. This category includes fees related to the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10-Q; the audit of management’s assessment of the effectiveness as well as an audit performed during 2022 as to the effectiveness of our internal control over financial reporting included in our annual reports on Form 10-K as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements during those fiscal years. The 2022 audit fees were higher than the 2023 audit fees due to engaging BDO USA, P.C. in Q1 2022 and the acquisition of Aquila Resources Inc. in December 2021.

Audit-Related Fees. This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees. This category consists of professional services rendered by the independent registered public accounting firm primarily in connection with our tax compliance activities, including the preparation of tax returns, technical tax advice related to the preparation of tax returns, intercompany transfer pricing and any tax compliance activities related to mergers and/or acquisition.

All Other Fees. This category consists of fees for other corporate services that are not included in the other categories of fees.

During fiscal 2023, the Audit Committee approved in advance all services provided by BDO USA, P.C.

Our Executive Officers

In addition to our CEO and President, Allen Palmiere, who also serves as a member of our Board and whose biographical information is disclosed under the heading “Directors,” our executive officers as of the date of this proxy statement include the following individuals:

Chet Holyoak, age 45, was appointed Chief Financial Officer in August 2023. Mr. Holyoak has more than 20 years of mining industry experience. Prior to joining the company as the Corporate Controller, Mr. Holyoak served as the Director of Corporate Accounting for Tata Chemicals North America, Inc. and held positions for Barrick Gold Corporation, including Senior Accountant, Accounting Supervisor, and Accounting Superintendent. Mr. Holyoak, a Certified Public Accountant, holds a Bachelor of Science in Finance and Economics from Southern Utah University and a Master of Business Administration from Strayer University.

Alberto Reyes, age 49, was appointed Chief Operating Officer in May 2021. Mr. Reyes, a mining P.Eng of Ontario, has more than 20 years of experience in the mining industry in an operational capacity. His international experience includes working throughout North and Latin America, Africa, Southeast Asia, and Australia. His expertise includes developing healthy relationships with the community and government, building operational excellence, developing cost-saving strategies, and evolving strong professionals. He has progressively held more senior roles in Newcrest Mining LTD, GoldFields International Ltd. Luna Gold Corp, and Vice President of Operations at Coeur Mining. Mr. Reyes has a Bachelor of Engineering in Mining from Laurentian University, Sudbury, Ontario; a registered first class mine manager in Western Australia, and professional engineer in Ontario and an AusIMM Chartered Professional, Mining.

Our officers serve at the pleasure of the Board.

Executive Compensation

Compensation Discussion and Analysis

GRC is a gold mining company with the long-term objective of exploring, developing, building and operating mines and thereby creating long-term value for shareholders. This should be achieved by maintaining a strong balance sheet, protecting and enhancing shareholder value over time, while controlling and mitigating risks associated with the mining industry. The Company needs an executive team with experience, expertise and motivation to achieve these objectives in a safe, efficient, effective and timely manner. GRC operates in a competitive marketplace with limited executive talent available and needs to attract and retain high-caliber individuals to achieve Company short-term and long-term objectives. The Company’s executive compensation approach emphasizes performance-based incentives that reward its executives for the achievement of specific annual and longer-term business goals.

The Compensation Committee’s objective is to implement best-in-class governance for executive compensation. We believe executive compensation is key to helping us achieve our strategic goals and build and retain our success-proven team, and therefore have designed a compensation philosophy with these objectives in mind. Our compensation philosophy is built on four guiding principles:

1.	Shareholder Alignment – An important element of executive compensation is annual awards of equity-based compensation to encourage a focus on long-term shareholder value. These awards will be monitored to ensure they do not result in excessive shareholder dilution or executive enrichment when the share price has a negative relative or absolute shareholder return.
2.	Pay for Performance – A significant portion of overall executive pay will be based upon the achievement of pre-determined short-term and long-term performance targets.
3.	Attract and Retain Quality People – Operating in a highly competitive talent marketplace, the compensation will be such as to attract, retain and motivate experienced, team-oriented quality people.
4.	Disciplined Approach – As we work to put in place an appropriate and effective program of compensation for management, reviews and controls of the compensation design and actual compensation awards (individual and aggregate) will be conducted for reasonableness, with the intent that risk-taking is kept at acceptable levels and cash and equity awards are fiscally prudent.

We are confident that the best way to achieve our strategic goals, attract and retain top talent and align with shareholders is by providing an appropriate mix of three major elements of compensation (salary, annual bonus and long-term incentives), and adopting the proactive controls and policies below:

What We Do

♦ We use an independent compensation consultant to assess and provide guidance on our compensation philosophy and to conduct ongoing peer reviews of executive and non-executive director compensation

♦ We provide that executive compensation is subject to an incentive compensation clawback policy

♦ We promote retention with annual equity awards that vest over 3 years

♦ We promote performance and retention with equity awards that are based on performance

♦ We design our compensation plans to mitigate excessive risk-taking

♦ We require minimum share ownership levels for executives and directors

♦ We have a double trigger for cash severance upon change of control

♦ We align our compensation program for both management and directors with the interests of our shareholders.

♦ We use a compensation philosophy that was amended to limit share-based compensation issuances should the Company stock price fluctuate negatively

What We Won’t Do

♦ We do not reprice underwater stock options

♦ We do not guarantee incentive compensation

♦ We do not provide tax gross-ups for perquisites

♦ We do not excessively dilute shareholders via equity compensation when Company stock price movements are unfavorable

Named Executive Officers

The individual who served as our principal executive officer during the year ended December 31, 2023, as well as the other individuals included in the Summary Compensation Table below, are referred to as named executive officers (“NEOs”) throughout this Compensation Discussion and Analysis.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee annually reviews and determines the compensation for the NEOs, including the CEO, and is also responsible for approving any equity compensation for non-executive employees. Our CEO reports to the Compensation Committee regarding the individual performance of the other NEOs and the NEOs may also offer evaluations of non-executive employees’ individual performance for consideration of equity awards. The CEO plays a role in executive compensation decisions by making recommendations to:

●	the Board regarding the Company’s annual objectives, some of which may be used in our short-term incentive program;
●	the Compensation Committee regarding the annual objectives for the other executive officers and providing assessments of their performance relative to such objectives; and
●	the Compensation Committee regarding executive officer base salary adjustments, target annual performance-based cash incentives awards and actual payouts, and long-term incentive awards under our equity incentive plan.

Role of Independent Third-Party Compensation Consultant

During 2023, there were no engagements between the Compensation Committee and an independent third-party compensation consultant. The last engagement occurred in 2022, in which the Compensation Committee engaged an outside consultant, Brooks and Nelson, LLC (the “2022 Compensation Consultant”), to conduct a review of the Company’s executive compensation policies and practices. The 2021 Compensation Consultant, Roger Gurr & Associates, continues to be consulted and is expected to contribute to future compensation studies. The 2022 Compensation Consultant reviewed the CEO, CFO and COO executive compensation levels in the context of industry trends, multiple international mining compensation surveys, and an analysis against an updated compensation peer group as defined below. The 2022 Compensation Consultant recommended revisions to the compensation philosophy after studying the competitive compensation climate and incorporating shareholder alignment considerations. The Compensation Committee and the Board considered the advice obtained from the 2022 Compensation Consultant when determining the fiscal 2023 executive compensation program and overall compensation philosophy.

Elements of Executive Compensation

As discussed above, our NEO compensation program for 2023 is comprised of three main elements: (1) base salary, (2) an annual short-term incentive plan (“STIP”) award which may be in the form of cash or Deferred Share Units (“DSUs”) with immediate vesting, and (3) long-term equity-based incentive compensation (“LTIP”) in the form of Performance Share Units (“PSUs”), Restricted Share Units (“RSUs”), and stock options. We believe that this compensation structure appropriately aligns the interests of the executives with our shareholders by encouraging the building of equity ownership through equity awards and motivates our NEOs to maximize shareholder value.

Approximately 55% to 65% of the executive’s total direct compensation (“TDC”) is derived from compensation elements based upon performance-based measures, as follows:

Compensation Element	Type of Pay	Approximate % of Total Compensation
Base Salary	Fixed	35 – 45%
STIP	Variable	15 – 25%
LTIP	Variable	35 – 45%

Peer Group

We work with the independent Compensation Consultant to set target TDC levels for each executive with reference to the TDC levels of a group of peer mining companies (“Compensation Peer Group”), in recognition of the need to attract, motivate and retain key employees with the requisite skills to execute the Company’s long-term objectives. We generally looked to the median of the Compensation Peer Group when setting the target TDC levels, while incorporating the opportunity to significantly exceed the median for superior performance levels in the design of our performance-based measures. The 2023 Compensation Peer Group was amended from 2022 and is defined as follows:

Peer Group
Americas Gold and Silver Corporation	Go Gold Resources Inc.
Aris Mining Corp.	Hycroft Mining
Argonaut Gold Inc.	Jaguar Mining Inc.
Ascot Resources	Mandalay Resources
Avino Silver & Gold Mines Ltd.	TRX Gold Corp
Bear Creek Mining Corporation	Victoria Gold Corp.
Calibre Mining Corp.	Wallbridge Mining
Galiano Gold Inc.	Victoria Gold Corp.

The Compensation Peer Group was selected based on several characteristics including, but not limited to, mining companies with a focus on precious metals (preferably gold), operations in the Americas, headquarters in North America and a band of market capitalization, ranging from 0.5x (half) the market capitalization of the Company to 2.0x (two) to 3.0x (three) times the market capitalization of the Company. The Compensation Peer Group is reviewed annually to ensure that it continues to represent the marketplace for executive talent at the Company.

2023 Executive Compensation Decisions

Base Salary

In determining base salaries for 2023, the Compensation Committee considered the roles and responsibilities of each individual, the existing compensation opportunities of the executives as part of the onboarding and recruitment process, as well as the median base salary of similarly situated executives calculated based on both benchmark data provided by our 2022 Compensation Consultant and data pulled from the Compensation Peer Group. Actual salary will generally be provided within plus/minus 20% of the market median (generally the midpoint between the median of the benchmark data and the median of the Compensation Peer Group data) and will be dependent upon each executive’s experience, expertise and performance over time. Based on the foregoing, base salary levels for our named executive officers for 2023 were set at the levels set forth below.

Executive	2023 Base Salary	2022 Base Salary
Mr. Palmiere	$495,000	$450,000
Mr. Holyoak [1]	$240,000	$189,000
Ms. Perry [1]	$330,000	$300,000
Mr. Reyes	$341,000	$310,000
1)	Ms. Perry departed the Company on August 2, 2023 and was replaced by Mr. Holyoak, who took on the role of Interim Chief Financial Officer after having previously served in the role of Corporate Controller. As a result, Mr. Holyoak’s base salary increased from $189,000 to $240,000. Effective March 1, 2024, following the transition of Mr. Holyoak’s role from Interim to permanent Chief Financial Officer, Mr. Holyoak’s annual base salary was increased to $260,000.

2023 STIP

Each of our executives is eligible to participate in our STIP, at a target level established pursuant to their respective employment agreements and expressed as a percentage of base salary. Actual performance, and the number of awards, will be assessed each year against pre-determined Company performance targets established at the start of each year. “Target” STIP opportunities will represent expected levels of execution against performance targets and will result in total cash compensation (base salary plus STIP) at approximately the median of the compensation peer group. “Superior” STIP opportunities will represent advanced levels of execution against performance targets and will result in total cash compensation (base salary plus STIP) at or above the 75th percentile (P75) of the benchmarked data and compensation peer group. For 2023, our executive officers had the following “Target” STIP amounts:

Executive	2023 Target Bonus % of Base Salary
Mr. Palmiere	60%
Mr. Holyoak [1]	40%
Ms. Perry [1]	40%
Mr. Reyes	40%
1)Ms. Perry departed the Company on August 2, 2023 and was replaced by Mr. Holyoak as Interim Chief Financial Officer.

The 2023 STIP is performance-based pay with award amounts determined by assessing performance against pre-determined targets approved by the Board, with award amounts ranging from Threshold (0%) to Target (100%) to Superior (200%). The below table provides the performance targets (referred to below as “measures of success”) in order of priority, along with 2023 STIP results:

Measure of Success	Weighting	Threshold	Target	Superior	Actual	Result	Weighting
		0%	100%	200%
Safety & ESG	20%

LTIFR	10%	0.32	0.27	0.22	0.2	200%	20.0%
{Fatality = 0%} [1]

ESG Programs	10%	Baselines Established	Baselines Established	Baselines Established	Finalized	167%	16.7%
		for ESG Framework	for ESG Framework	for ESG Framework	in July 2023
		by December 2023	by September 2023	by June 2023

Operating Performance	25%

Gold Equivalent Ounces	15%	27,000 AuEq Ounces	30,000 AuEq Ounces	35,000 AuEq Ounces	31,085	122%	18.3%
{(Au+ Ag) oz /Avg Au Price}
Total Cash Costs [2]	10%	More than $1,090 per	At $1,040 per	Less than $900 per	$1,250	0%	0.0%
{per AuEq ounce}		AuEq Ounce	AuEq Ounce	AuEq Ounce

Financial Measures	15%

Free Cash Flow [2]	15%	Cash Balance	Cash Balance	Cash Balance	Cash Balance	0%	0.0%
		decreases more than	decreases	Neutral	decreased
		$13 million	$11 million		$17 million

Growth Measures	20%

DDGM Resource & Reserve	10%	25% Resource &	100% Resource &	150% Resource &	Resource decreased 55%	0%	0.0%
Replacements [3]		25% Reserve	100% Reserve	150% Reserve	Reserve decreased 61%
		Replacement	Replacement	Replacement	Zero Reserve Replacement

DDGM Mine Development,	10%	2,000 Mine	2,500 Mine	3,000 Mine	2,420 Development	42%	4.2%
including Exploration Development		Development Meters	Development Meters	Development Meters or	Meters for
		Or 10% above budget	for $5.2 million	2,500 meters 20% below budget	$5.9 million

Discretionary [4]	20%						0.0%
Totals	100%						59.1%

1)	Based on 200,000-man hours
2)	Financial Measures have not been flexed for commodity prices, currency, regulatory unknowns and unbudgeted activity approved by the BOD.
3)	Resource & Reserve Replacement success is based on exploration results during fiscal year.
4)	The Compensation Committee has the authority to award a discretionary percentage. Discretionary activities should be focused on strategic matters e.g. accretive M&A transactions; this percentage may include ability to respond to market/unexpected challenges, geopolitical changes/challenges, etc.

2023 STIP Awards

As of the end of April 2024, the Compensation Committee is finalizing its decision as to the payout percentage of the 2023 STIP awards. The 2023 unfavorable realized-to-target performance of free cash flow and operating costs as shown in the above table include uncontrollable market driven factors including commodity prices, strengthening of Mexican peso, increased energy costs and higher inflation impacting operating and capital costs. Any final decision may incorporate a direct settlement of 2023 STIP awards in cash, through the issuance of fully vested equity awards (such as fully vested stock grants or DSUs), or a combination of cash and stock awards (DSUs).

2023 LTIP

To align the compensation of our named executive officers with the interests of our shareholders, and to incentivize the retention of our executive officers over the long term, we determined to award equity-based incentives to our named executive officers on an annual basis. LTIP grants are generally based on a target LTIP award amount established for each executive pursuant to the executive’s employment or otherwise, which target amount may be leveraged upwards if company performance is above “Target” and towards “Superior”. The level and value of such issuances of LTIP will be based upon company performance. Annual LTIP grants for “Target” and “Superior” (150% of Target) performance and as percentages of base salary are as follows:

Executive	"Target" LTIP	"Superior" LTIP
Mr. Palmiere	120%	180%
Mr. Holyoak [1]	80%	120%
Ms. Perry [1]	80%	120%
Mr. Reyes	80%	120%
1)	Ms. Perry departed the Company on August 2, 2023 and was replaced by Mr. Holyoak as Interim Chief Financial Officer.

Effective in 2022, the Company amended the Compensation Policy to provide that the amount of stock issued under LTIP awards may not exceed 130% of prior year awards unless exceptions are approved at the Compensation Committee’s discretion. Further, the LTIP agreements contain conditions concerning timing and form of payments, special vesting events (including death, disability, and continuous service) and Change in Control.

LTIP grants relating to the 2023 period were issued in the first quarter of 2023 and consisted of RSUs and PSUs. LTIP grants may consist of stock options, RSUs, and PSUs with the following general terms and conditions:

●	Stock Options:
o	ten-year term
o	exercise price equal to the fair market value on the date of grant (which is deemed to be the closing price on such date)
o	three-year ratable vesting; 33.3% vest after one year; 33.3% vest after two years; 33.3% vest after three years
●	RSUs:
o	three-year ratable vesting; 33.3% vest after one year; 33.3% vest after two years; 33.3% vest after three years
●	PSUs:
o	three-year cliff vesting

o	amount vested can be between 0% - 150% of target number of shares, based on the relative total stockholder return of the Company as compared to the Compensation Peer Group.
o	lowest 1/3rd of peer group – 0% vest, median of peer group – 100% vest, top performance – 150% vest, with pro-rated vesting between levels.

Any amount that is awarded to each executive will be based on the terms of their respective employment agreements and the awards made to similarly situated executives in the Compensation Peer Group. The table below reflects the 2023 awards.

Executive	Year	Target Award Value" ($)	Actual Awarded Value ($)	Stock Options (#)	RSUs (#) (1)	PSUs (#) (1)
Mr. Palmiere	2023	$594,000	$339,255	-	188,475	188,475
Mr. Holyoak (2)	2023	$192,000	$33,795	-	18,775	18,775
Ms. Perry (2)	2023	$264,000	$157,351	-	87,417	87,417
Mr. Reyes	2023	$272,800	$162,596	-	90,331	90,331
(1)	2023 awards are split evenly between RSUs and PSUs, with the value of PSUs based on the target number of shares covered by the award multiplied by closing stock price on date of grant multiplied by the Board approved payout percentage for each officer.
(2)	Ms. Perry departed the Company on August 2, 2023 and was replaced by Mr. Holyoak as Interim Chief Financial Officer. No executive related LTIP awards were granted to Mr. Holyoak prior to 2023.

Total Direct Compensation and At-Risk Compensation

Total direct compensation (base salary plus STIP plus value of LTIP) for “Target” performance will generally result in TDC at approximately the median of the compensation peer group. We believe that “Superior” performance should generally be rewarded at or above the 75th percentile of the benchmark data and compensation peer group, through the use of STIP and LTIP awards leveraged to performance.

An executive’s at-risk compensation is that portion tied to performance and is aligned with shareholder interests (STIP and LTIP). The at-risk portion of an executive’s compensation should not fall below 55% of TDC.

The following table shows the targeted fixed and variable “at-risk” components of compensation awarded to our named executive officers as a percentage of their TDC for 2023. Approximately 64% of our CEO’s compensation and 55% of our other named executive officers’ compensation are made up of variable or “at-risk” components.

Executive	2023 Base	2023 Target Performance		Total Compensation	At-Risk Portion
	Salary	STIP Value	LTIP Value
Mr. Palmiere	$495,000	$297,000	$594,000	$1,386,000	64%
Mr. Holyoak [1]	$240,000	$96,000	$192,000	$528,000	55%
Ms. Perry [1]	$330,000	$132,000	$264,000	$726,000	55%
Mr. Reyes	$341,000	$136,400	$272,800	$750,200	55%
(1)	Ms. Perry departed the Company on August 2, 2023 and was replaced by Mr. Holyoak as Interim Chief Financial Officer.

2023 Employee Benefits

In addition to the main compensation elements described above, additional benefits provided to executive officers and key employees as part of their compensation packages include health insurance, a health expense reimbursement plan and a 401(k) retirement plan (for US residents). To the extent the NEOs participate in these programs, they generally do so on the same basis as our other employees. We believe these benefits are consistent with those offered by other companies with which we compete for executive talent. Our NEOs do not typically receive perquisites nor do we maintain any deferred compensation plans for our executive officers.

Risk Assessment

The Compensation Committee considers the risk implications associated with our compensation policies and practices on an on-going basis and as part of its annual compensation review. There are no identified risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. The executive compensation program seeks to encourage actions and behaviors directed towards increasing long-term value while modifying and limiting incentives that promote inappropriate risk-taking.

The Compensation Committee’s risk assessment and risk management is based on the underlying philosophy that guides the Committee in the design of the key elements of compensation as follows:

●	provide total compensation that is competitive to attract, retain and motivate experienced, high caliber executives in a mining employment marketplace with a shortage of world-class executive talent;
●	balance the mix or relative value of the key elements of compensation (salary, annual performance-based cash incentives, long-term incentives), providing sufficient stable income at a competitive level so as to discourage inappropriate risk taking while also providing an important portion of total compensation that is variable and “at-risk” for executives;
●	strengthen and maintain the link between pay and performance, both Company and individual performance, and develop objectives against which performance is measured that can be fairly assessed and do not encourage inappropriate risk taking; and
●	defer a significant portion of “at-risk” compensation to keep executives focused on continuous long-term, sustainable performance.

Some specific controls that are in place to mitigate certain risks are as follows:

●	Business Continuity and Executive Retention Risk. Total compensation is reviewed annually so that it may be adjusted to remain competitive year over year, and so that we have sufficient ‘holds’ on our key talent through potential forfeiture of unvested incentives, for example.
●	Environmental and Safety Risk. Environmental and safety are important factors used to assess the on-going performance of the Company and may have an important (and direct) impact on executive pay as a metric in our short-term incentive program.
●	Cash Flow Risk. Salary levels are fixed in advance, while annual performance-based cash incentive awards are limited in that they are linked to performance and are a percentage of salary.
●	Stock Dilution Risk (from issuances of long-term incentives in the form of equity incentive awards). Our equity incentive plan has been limited to five million Common Shares reserved for issuance for many years. In addition, certain equity incentive awards may be paid in cash based on the Common Share price at the time of payout to limit dilution.
●	Inappropriate Risk Taking. Align executive interests with interests of shareholders by encouraging equity exposure through long-term incentives such as RSUs, PSUs, and stock options, and mitigating incentives to undermine value through an anti-hedging policy.

Clawback Policy

The Company maintains a clawback policy applicable to executive compensation in the event of a restatement of its financial statements due to material non-compliance with financial reporting requirements under securities laws. The clawback policy was updated on July 26, 2023, and filed with the 2023 Annual Report as Exhibit 97.1. The policy is also posted on our website under Responsible Mining / Governance or https://www.goldresourcecorp.com/responsible-mining/governance/.

Compensation Committee Report.

The Compensation Committee of the Board of Directors is pleased to present this Compensation Committee Report:

I have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s 2023 Annual Report.

Respectfully submitted,

Ron Little (Interim Chair)

Summary Compensation Table

The following table summarizes the total compensation of all persons serving as our CEO and our two most highly compensated other executive officers (collectively, “named executive officers” or “NEOs”) during fiscal years ended December 31, 2023 and 2022, as well as Ms. Perry, who would have been one of the two most highly compensated executive officers had she been serving as an executive officer at the end of fiscal year ended December 31, 2023:

							Non-Equity
Name and					Stock	Option	Incentive	All Other
Principal	Position	Year	Salary	Bonus	Awards	Awards	Award	Compensation	Total
				(1)	(2)(3)	(2)	(4)	(5) (6)
Allen J. Palmiere	CEO, President and Director	2023	$495,000	$-	$$339,255	$-	$-	$-	$834,255
		2022	$450,000	$-	$905,000	$170,000	$207,530	$-	$1,732,531
Chet Holyoak (7)	Chief Financial	2023	$209,500	$-	$$33,795	$-	$-	$$7,788	$251,083
Kimberly C. Perry (8)	Chief Financial	2023	$242,884	$-	$$157,351	$-	$-	$$196,582	$596,817
		2022	$300,000	$50,000	$465,000	$85,000	$92,236	$10,180	$1,002,416
Alberto Reyes	Chief Operating	2023	$341,000	$50,000	$$162,596	$-	$-	$-	$553,596
		2022	$310,000	$50,000	$465,000	$85,000	$95,310	$-	$1,005,310
(1)	In 2023, Mr. Reyes received a $50,000 discretionary cash bonus. In 2022, both Ms. Perry and Mr. Reyes each received a $50,000 discretionary cash bonus.
(2)	All awards shown are based on their grant date fair value determined pursuant to ASC Topic 718, as disclosed in note 16 to our 2023 Annual Report. The 2022 awards include both 2021-related grants that were deferred into 2022 and the 2022-related grants whereas the 2023 awards only include 2023-related grants.
(3)	2023 stock awards are split evenly between RSUs and PSUs, with the value of PSUs based on the target number of shares covered by the award multiplied by closing stock price on date of grant multiplied by the Board approved payout percentage for each officer.
(4)	No 2023 STIP awards have been granted as of the end of April 2024 due to pending final decision of payout by the Compensation Committee. The 2022 STIP was paid at 77% of target. The 2022 STIP was paid at 50% cash and 50% equity awards to conserve cash on the balance sheet and align to shareholder interests.
(5)	Mr. Holyoak and Ms. Perry received a Company contribution of $6,908 and $8,783, respectively, to the Company 401(k) plan during 2023 and life insurance premium paid of $880 and $800, respectively. During 2022, Ms. Perry received one gold coin and Company contribution of $9,150 to the Company 401(k) plan. During 2022 and up to her departure from the Company on August 2, 2023, Ms. Perry did not receive health insurance benefits that discriminate in scope, terms or operation in favor of Ms. Perry’s role as an executive as compared to benefits available to all salaried employees. Concerning Mr. Palmiere and Mr. Reyes, the Company did not maintain a retirement plan to allow for Company contributions in 2023 and 2022.
(6)	Ms. Perry departed the Company on August 2, 2023 and was replaced by Mr. Holyoak as Interim Chief Financial Officer. Upon her termination with the Company, Ms. Perry received a severance package of $187,000. Further, the Company will provide Ms. Perry with dental and medical benefits for her and eligible dependents for up to 12 months.
(7)	Mr. Holyoak was appointed Interim Chief Financial Officer on August 2, 2023 and was promoted to permanent Chief Financial Officer on March 1, 2024.
(8)	Ms. Perry was appointed Chief Financial Officer on August 10, 2020 and departed the Company on August 2, 2023. Ms. Perry’s salary includes a base salary of $190,019 through her date of departure and accrued vacation paid as cash of $52,865.

Employment Agreements

We maintain written employment agreements with each of our NEOs. The employment agreements have a one-year term from their effective date and are automatically renewed for subsequent one-year terms on each successive anniversary of the commencement of employment unless either party gives notice to the other that they do not wish to renew the agreement, provided such notice is given not less than 60 days prior to expiration. In accordance with the terms of the employment agreements, each NEO receives base salary and is eligible for incentive compensation in the form of cash bonuses and equity awards. A portion of the short-term incentive compensation earned each year is determined with reference to achievement of certain performance metrics, and the remainder of any incentive compensation earned shall be determined in the discretion of the Compensation Committee, as discussed in the Compensation Discussion and Analysis above. Base salaries may be increased from time to time at the discretion of the Compensation Committee.

Allen Palmiere, President and Chief Executive Officer

Pursuant to an employment agreement dated effective January 1, 2023, the Company will pay Mr. Palmiere an annual base salary of $495,000. The agreement provides for an indefinite term and contains provisions regarding salary, paid vacation time, eligibility for annual equity-based awards and performance-based bonuses, benefits, and change of control of the Company. He would also be entitled to receive certain payments upon separation either before or after a change of control, as summarized in the “Estimated Termination and Change in Control Benefits” table below.

Chet Holyoak, Chief Financial Officer

Mr. Holyoak was appointed Interim Chief Financial Officer on August 2, 2023 and the Company agreed to pay Mr. Holyoak an annual base salary of $240,000. Subsequently, effective March 1, 2024, Mr. Holyoak was promoted to Chief Financial Officer and the Company agreed to increase Mr. Holyoak’s annual base salary to $260,000. The employment agreement with Mr. Holyoak, effective as of August 2, 2023, provides for an indefinite term and contains provisions regarding salary, eligibility for annual equity-based awards and performance-based bonuses, benefits, and change of control of the Company. He would also be entitled to receive certain payments upon separation either before or after a change of control, as summarized in the “Estimated Termination and Change in Control Benefits” table below.

Alberto Reyes, Chief Operating Officer

Pursuant to an employment agreement dated effective January 1, 2023, the Company agreed to pay Mr. Reyes an annual base salary of $341,000. The agreement provides for an indefinite term and contains provisions regarding salary, eligibility for annual equity-based awards and performance-based bonuses, benefits, and change of control of the Company. He would also be entitled to receive certain payments upon separation either before or after a change of control, as summarized in the “Estimated Termination and Change in Control Benefits” table below. Outstanding Equity Awards at 2023 Fiscal Year-End

The following table summarizes the outstanding equity awards of our NEOs as at the ended December 31, 2023:

	Stock Awards
									Equity
									Incentive
									Plan
									Awards:
									Number of	Equity Incentive Plan
	Number of	Number of				Number of	Market		Unearned	Awards: Market or
	Securities	Securities				Shares or	Value of		Shares, Units	Payout Value of
	Underlying	Underlying				Units of	Shares Or		or Other	Unearned Shares,
	Unexercised	Unexercised				Stock That	Units That		Rights That	Units or Other Rights
	Options	Options		Option	Option	Have Not	Have Not		Have Not	That Have Not
NEO	Exercisable	Unexercisable		Exercise Price	Expiration Date	Vested	Vested (1)		Vested	Vested
	(#)	(#)		($)		(#)	($)		(#)	($)
Allen Palmiere	333,333	166,667	(2)	3.31	1/4/2031	-	-		-	-
-	106,938	53,470	(3)	2.41	3/21/2032	-	-		-	-
-	-	-		-	-	26,200	9,956	(4)	-	-
						87,868	33,390	(5)
-	-	-		-	-	188,475	71,621	(6)	-	-
2022 to 2024 PSU	-	-		-	-	-	-		131,801	50,882	(7)
2023 to 2025 PSU	-	-		-	-	-	-		188,475	62,366	(8)
Chet Holyoak	-	-		-	-	-	-	-	-	-
-	-	-		-	-	18,775	7,135	(5)	-	-
2022 to 2024 PSU	-	-		-	-	-	-		-	-
2023 to 2025 PSU	-	-		-	-	-	-		18,775	6,213	(8)
Alberto Reyes	53,469	26,735	(3)	2.41	3/21/2032	-	-		-	-
-	-	-		-	-	13,100	4,978	(4)	-	-
						43,934	16,695	(5)
-	-	-		-	-	90,331	34,326	(6)	-	-
2022 to 2024 PSU	-	-		-	-	-	-		65,900	25,441	(7)
2023 to 2025 PSU	-	-		-	-	-	-		90,331	29,891	(8)
(1)	Value is equal to the number of outstanding awards multiplied by the $0.38 closing price of our common stock on December 31, 2023.
(2)	Remaining vesting date of January 4, 2024. The stock options were given as an incentive to serve in an executive role.
(3)	Remaining vesting date of March 21, 2024.
(4)	Remaining vesting date of these RSUs is March 21, 2024.
(5)	Remaining vesting date of these RSUs are March 21, 2023, 2024, and 2025.
(6)	Remaining vesting dates of these RSUs are March 17, 2024, 2025, and 2026.
(7)

2022 to 2024 PSUs have a three-year cliff vesting date of December 31, 2024 and will vest, if at all, based on the Company’s Total Stock Return (TSR) ranking in comparison to the selected peer group over the vesting period. The Market or Payout Value is equal to the $0.38 closing price of our common stock on December 31, 2023 multiplied by the number of PSUs reflected in the table above. The number of PSUs reflected in the table above is based on the number of unvested PSUs multiplied by the Company’s performance measure as based on the Total Stock Return (TSR) ranking in comparison to the selected peer group. The assessed TSR is based on the realized 2022 and 2023 performance and estimated 2024 performance.

(8)

2023 to 2025 PSUs have a three-year cliff vesting date of December 31, 2025 and will vest, if at all, based on the Company’s Total Stock Return (TSR) ranking in comparison to the selected peer group over the vesting period. PSUs are reflected at target. The Market or Payout Value is equal to the $0.38 closing price of our common stock on December 31, 2023 multiplied by the target number of PSUs reflected above.

Estimated Termination and Change in Control Benefits

The tables below show compensation payable to each of our current NEOs upon various termination scenarios both before and after a change of control of the Company (defined in the tables as “COC”), provided that the amounts shown below with respect to Ms. Perry show the actual severance payments and benefits received by Ms. Perry upon the termination of her employment. The amounts shown assume that termination occurred on December 31, 2023 and the closing price per share on such date was $0.38. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. Certain of our executives are subject to post-termination restrictive covenants that restrict their ability to own, operate or manage any mineral property within 50 kilometers of the Companies operations in Oaxaca, Mexico for a period of 12 months after termination of employment.

		Termination by Company
Allen Palmiere	Voluntary or	Without Cause or by Exec
	Termination	for Good Reason
	for Cause	Prior to COC		After COC		Death (7)	Disability (7)
Cash Compensation	—	—		—		—	—
Cash Severance	$—	1,262,228	(1)	2,524,455	(2)	$—	—
Restricted Share Units	—	—		$114,966	(3)	—	—
Options	—	—		—	(4)	—	—
Performance Stock Units	—	—		121,705	(5)	—	—
Health Benefits (6)	—	7,579		15,159		185,200	185,200
Total	$—	1,269,807		2,776,285		$185,200	185,200

(1)	Cash Severance is based on the sum of (a) Mr. Palmiere’s current annual salary ($495,000 effective December 31, 2023), plus (b) amount of his prior year bonus (inclusive of both STIP and LTIP components). Concerning the prior year bonus, the 2023-related awards are pending final decision as to the payout percentage from the Compensation Committee. Therefore, to calculate the prorated bonus payable upon severance, the STIP is calculated using Mr. Palmiere’s current annual salary multiplied to the “Target” STIP percentage of base salary and further multiplied to the 2023 STIP performance result (59.1% as per the Measure of Success table provided within this document). The LTIP is calculated using Mr. Palmiere’s LTIP equity awards issued in March of 2023. The total of the calculated amount of his prior year bonus (inclusive of both STIP and LTIP components) and his annual salary is divided by twelve, and the product is multiplied by twelve plus one additional month for each completed year of service up to a total of twenty-four months. As at the end of 2023, Mr. Palmiere has completed three years of service.
(2)	In the event Mr. Palmiere is terminated without cause or he terminates employment for good reason within twelve months of a change in control (as defined in the employment agreement), he would be entitled to receive a payment equal to two times the sum of (a) his then-annual salary, and (b) his bonus payment (inclusive of STIP and LTIP components).
(3)	All unvested RSUs will become vested (302,543). Value is based on the number of accelerated RSUs multiplied by the share price of the company at December 31, 2023 ($0.38).
(4)	All unvested stock options will become vested. Because the exercise price ($3.31) of his 166,667 outstanding unvested stock options granted January 4, 2021 and the exercise price ($2.41) of his 53,470 outstanding unvested stock options granted March 21, 2022 exceeds the share price ($0.38) of the Company at December 31, 2023, zero value is reflected in the table above.
(5)	All unvested PSUs will become vested (1320,276). Value is based on the number of accelerated PSUs multiplied by the share price of the company at December 31, 2023 ($0.38). PSUs are assumed at 100% payout, although the realized performance will be assessed at time of Change of Control.
(6)	The Company is required to maintain Mr. Palmiere’s health benefits (or pay cash consideration in lieu thereof) during the applicable Severance Period. For a termination prior to a change in control, the Severance Period is currently 12 months. For a termination in connection with a change in control, the Severance Period is 24 months.
(7)	Under his Employment Agreement, upon termination due to disability or death, Mr. Palmiere (or his beneficiary or estate in the event of death) is entitled to the same payments benefits that Mr. Palmiere is entitled to receive in the event of a termination without “just cause”; however, in the event of termination due to death, all such payments owed shall be made pursuant to any employee benefit plan or life insurance policy maintained by the Company. Actual benefits relating to Accidental death & disability shown is Canadian $250,000 applied to 2023 average CAD/USD rate of 0.7408.

		Termination by Company
Chet Holyoak	Voluntary or	Without Cause or by Exec
	Termination	for Good Reason
	for Cause	Prior to COC		After COC		Death (7)	Disability (7)
Cash Compensation	—	—		—		—	—
Cash Severance	$—	260,000	(1)	680,700	(2)	—	—
Restricted Share Units	—	—		7,135	(3)	—	—
Options	—	—		—	(4)	—	—
Performance Stock Units	—	—		7,135	(5)	—	—
Health Benefits (6)	—	41,530		41,530		300,000	300,000
Total	$—	$301,530		736,499		300,000	300,000

(1)	Cash Severance is equal to 12 months annual current salary ($260,000 effective March 1, 2024).
(2)	In the event Mr. Holyoak is terminated without cause or he terminates employment for good reason within twelve months of a change in control (as defined in the employment agreement), he would be entitled to receive a payment equal to the sum of (1) twice his then-annual salary, and (2) an amount equal to the greater of the short-term incentive bonus or his targeted cash bonus in each case for the two years prior to the change of control. As the 2023 awards is pending final decision as to the payout percentage from the Compensation Committee, the STIP targeted cash bonus is calculated using Mr. Holyoak’s current annual salary multiplied by the “Target” STIP percentage of base salary and further multiplied to the 2023 STIP performance result (59.1% as per the measure of success table provided within this document).
(3)	All unvested RSUs will become vested (18,775). Value is based on the number of accelerated RSUs multiplied by the share price of the company at December 31, 2023 ($0.38).
(4)	All unvested stock options will become vested. Mr. Holyoak did not have any option awards at end of 2023.
(5)	All unvested PSUs will become vested (18,775). Value is based on the number of accelerated PSUs multiplied by the share price of the company at December 31, 2023 ($0.38). PSUs are assumed at 100% payout, although the realized performance will be assessed at time of Change of Control.
(6)	The Company is required to provide continuing health insurance coverage (including medical, dental, vision, life, and disability) for Mr. Holyoak and eligible dependents for a period of 12 months following termination.
(7)	Under his Employment Agreement, upon termination due to disability or death, Mr. Holyoak (or his beneficiary or estate in the event of death) is entitled to the same payments benefits that Mr. Holyoak is entitled to receive in the event of a termination without “just cause”; however, in the event of termination due to death, all such payments owed shall be made pursuant to any employee benefit plan or life insurance policy maintained by the Company.

		Termination by Company
Alberto Reyes	Voluntary or	Without Cause or by Exec
	Termination	for Good Reason
	for Cause	Prior to COC		After COC		Death (7)	Disability (7)
Cash Compensation	—	—		—		—	—
Cash Severance	$—	681,576	(1)	1,363,152	(2)	—	—
Restricted Share Units	—	—		$55,999	(3)	—	—
Options	—	—		—	(4)	—	—
Performance Stock Units	—	—		59,368	(5)	—	—
Health Benefits (6)	—	9,868		19,735		287,430	287,430
Total	$—	691,444		1,498,254		287,430	287,430

(1)	Cash Severance is based on the sum of (a) Mr. Reyes’ current annual salary ($341,000 effective December 31, 2023), plus (b) amount of his prior year bonus (inclusive of both STIP and LTIP components). Concerning the prior year bonus, the 2023-related awards are pending final decision as to the payout percentage from the Compensation Committee. Therefore, to calculate the prorated bonus payable upon severance, the STIP is calculated using Mr. Reyes’ current annual salary multiplied to the “Target” STIP percentage of base salary and further multiplied to the 2023 STIP performance result (59.1% as per the Measure of Success table provided within this document). The LTIP is calculated using Mr. Reyes’ LTIP equity awards issued in March of 2023. The total of the calculated amount of his prior year bonus (inclusive of both STIP and LTIP components) and his annual salary is divided by twelve, and the product is multiplied by twelve plus one additional month for each completed year of service up to a total of eighteen months. As at the end of 2023, Mr. Reyes has completed two years of service.
(2)	In the event Mr. Reyes is terminated without cause or he terminates employment for good reason within twelve months of a change in control (as defined in the employment agreement), he would be entitled to receive a payment equal to the sum of (1) twice his then-annual salary, and (2) an amount equal to the greater of the short-term incentive bonus or his targeted cash bonus in each case for the two years prior to the change of control. As the 2023 awards is pending final decision as to the payout percentage from the Compensation Committee, the STIP targeted cash bonus is calculated using Mr. Reyes’ current annual salary multiplied by the “Target” STIP percentage of base salary and further multiplied to the 2023 STIP performance result (59.1% as per the Measure of Success table provided within this document).
(3)	All unvested RSUs will become vested (147,365). Value if based on the number of accelerated RSUs multiplied by the share price of the company at December 31, 2023 ($0.38).
(4)	All unvested stock options will become vested. Because the exercise price ($2.41) of his 26,735 outstanding unvested stock options granted March

21, 2022 exceeds the share price ($0.38) of the Company at December 31, 2023, zero value is reflected in the table above.
(5)	All unvested PSUs will become vested (156,231). Value is based on the number of accelerated PSUs multiplied by the share price of the company at December 31, 2023 ($0.38). PSUs are assumed at 100% payout, although the realized performance will be assessed at time of Change of Control.
(6)	The Company is required to maintain Mr. Reyes’ health benefits (or pay cash consideration in lieu thereof) during the applicable Severance Period. For a termination prior to a change in control, the Severance Period is currently 12 months. For a termination in connection with a change in control, the Severance Period is 24 months.
(7)	Under his Employment Agreement, upon termination due to disability or death, Mr. Reyes (or his beneficiary or estate in the event of death) is entitled to the same payments benefits that Mr. Reyes is entitled to receive in the event of a termination without “just cause”; however, in the event of termination due to death, all such payments owed shall be made pursuant to any employee benefit plan, or life insurance policy maintained by the Company. Actual benefits relating to accidental death & disability shown is Canadian $388,000 applied to 2023 average CAD/USD rate of 0.7408.

		Termination by Company
Kimberly C. Perry	Voluntary or	Without Cause or by Exec
	Termination	for Good Reason
	for Cause	Prior to COC		After COC	Death	Disability
Cash Compensation	—	—		—	—	—
Cash Severance	$—	217,745	(1)	—	—	—
Restricted Share Units	—	23,751	(2)	—	—	—
Options	—	—		—	—	—
Performance Stock Units	—	—		—	—	—
Health Benefits	—	40,139	(3)	—	—	—
Total	$—	$281,635		—	—	—

(1)	Upon termination with the Company, Ms. Perry received a severance package of $187,000 and received a cash payment of $30,745 related to vested DSUs awarded on March 17, 2023 (49,589 DSUs multiplied by the closing share price of $0.62 on August 1, 2023).
(2)	Ms. Perry’s received a cash payment of $23,751 for vested RSUs. Upon termination with the Company and as per Ms. Perry’s employment contract, unvested RSUs became vested (41,668 shares) and multiplied as at the closing share price of $0.57 on August 7, 2023.
(3)	The Company is providing Ms. Perry with dental and medical benefits for her and eligible dependents for up to 12 months.

Pay Versus Performance Disclosure

The following pay versus performance disclosure is required as per rules adopted by the SEC in the fall of 2022. The disclosure required for smaller reporting companies consists of a Pay Versus Performance Table and reconciliation of the information reported in the table. The SEC believes this disclosure will help stockholders better evaluate the link between executive pay and performance, both for the Company on a stand-alone basis and as compared to other publicly traded companies.

The Pay Versus Performance Table is highly regulated and requires pay disclosure that is significantly different than what we have customarily provided in the Summary Compensation Table and the other executive compensation tables in prior years. The table currently provides SEC mandated compensation data for the fiscal years ended December 31, 2022 and 2023 for our named executive officers, along with certain financial performance measures. In reviewing the table, our stockholders should note the following:

●	The amounts in columns (b) and (d) of the table are taken from or derived directly from the total compensation paid to the relevant named executive officers as reported in this year’s or prior years’ Summary Compensation Tables.
●	The “compensation actually paid” in columns (c) and (e) of the table represents a new type of compensation disclosure mandated by the SEC, the intent of which is to try and isolate the amount of compensation earned by the relevant named executive officer(s) in each year. To calculate “compensation actually paid,” we are required to start with the totals for that year as reported in the Summary Compensation Table, deduct the Summary Compensation Table values for stock and option awards, and then add back amounts for new and previously outstanding stock and option awards in a manner mandated by the SEC. The disclosure and calculations are complex and can be confusing, and the amounts determined in accordance with the rules often bear no relation to the money or the economic value received or monetized by a particular named executive officer in the given year. We therefore caution that the term “compensation actually paid” should not be read literally and does not actually reflect the “take home” amounts received by our named executive officers in a given year; and
●	The SEC rules require that we include in the Pay Versus Performance table information regarding our U.S. GAAP net income results. U.S. GAAP net income was not a performance metric in any of our compensation programs and did not affect the compensation awarded to our named executive officers for the years covered by the Pay Versus Performance Table. We are nonetheless required to include such information in the table and we urge our investors to keep in mind that U.S. GAAP net income did not drive the amount of pay awarded to or realized by our named executive officers.

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs (2) (3)	Average Compensation Actually Paid to Non-PEO NEOs (2) (3)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ("TSR")	Net Income / (Loss As $ '000s (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	$ 834,255	$ 283,876	$ 467,165	$ 200,346	$ 25	($ 16,017)
2022	$ 1,732,530	$ 1,527,598	$ 1,003,863	$ 907,815	$ 102	($ 6,321)
(1)	In his capacity as Chief Executive Officer, Mr. Palmiere is included as our principal executive offer (“PEO”) for 2023 and 2022. See the Summary Compensation Table Total versus Compensation Actually Paid Reconciliation Table below for additional details.
(2)	In 2023, the non-PEO NEOs comprises of Mr. Holyoak, Ms. Perry and Mr. Reyes. Concerning Ms. Perry, compensation related to her termination includes severance and accrued vacation paid as cash.
(3)	In 2022, the non-PEO NEOs comprises of Ms. Perry and Mr. Reyes.
(4)	Represents Company Net Income as disclosed on our annual report on Form 10-K for the respective year.

Summary Compensation Table Total versus Compensation Actually Paid Reconciliation Table

The following table contains a reconciliation of the amounts reflected in the Summary Compensation Table for Mr. Palmiere and our other named executive officers (other than the PEO) for each year covered by the Pay Versus Performance Table above (as reported in columns (b) and (d) above, respectively) as compared to the Compensation Actually Paid to Mr. Palmiere and Average Compensation Actually Paid to our other named executive officers (other than the PEO) for each such covered year (as reported in columns (c) and (e) above, respectively). The company named executive officers (other than the PEOs) whose compensation is used to calculate the average amounts in the pay for performance table above for fiscal year ended December 31, 2023 are Mr. Holyoak, Ms. Perry and Mr. Reyes and, for fiscal year ended December 31, 2022, Ms. Perry and Mr. Reyes.

		PEO		OTHER NEO AVERAGE
ADJUSTMENTS (1) (2) (3) (4) (5)		2023	2022	2023	2022
Summary Compensation Table Total		$ 834,255	$ 1,732,530	$ 467,165	$ 1,003,863
Deduction for amount reported in "Option Awards" column of the Summary Compensation Table	(-)	$ -	($ 170,000)	$ -	($ 85,000)
Deduction for amount reported in "Stock Awards" column of the Summary Compensation Table	(-)	($ 339,255)	($ 905,000)	($ 117,914)	($ 465,000)
Addition of fair value at fiscal year (FY) end, of equity awards granted during the FY that remained outstanding	(+/-)	$ 133,987	$ 774,892	$ 25,854	$ 396,918
Addition of fair value at vesting date, of equity awards granted during the FY that vested during the year	(+/-)	$ 100,418	$ 103,563	$ 25,621	$ 51,780
Addition of change in fair value at FY end versus prior FY end for awards granted in prior FY that remained outstanding	(+/-)	($ 421,822)	($ 6,600)	($ 59,258)	($ 1,289)
Addition of change in fair value at vesting date versus prior FY end for awards granted in prior FY that vested during the FY	(+/-)	($ 23,708)	($ 1,787)	($ 74,915)	$ 6,543
Deduction of the fair value at the prior FY end for awards granted in prior FY that failed to meet their vesting conditions	(+/-)	$ -	$ -	($ 66,207)	$ -
Compensation Actually Paid		$ 283,876	$ 1,527,598	$ 200,346	$ 907,815
(1)	No 2023 STIP have been granted as of the end of April 2024 due to pending final decision of performance payout by the Compensation Committee and therefore no estimates are included in the calculated figures for 2023.
(2)	Equity valuations have been calculated in accordance with the requirements for Compensation Actually Paid in accordance with the fair value requirements under ASC 718. Adjustment for stock options represents the sum of changes in fair value during the fiscal year. The stock options have a ten (10) year contractual term and vest pro-ratably over three years. The fair value of stock options that become vested within the respective years and the fair value of stock options that were outstanding at the end of each year end period are each determined by multiplying the number of shares to a Black-Scholes calculation model that incorporates assumptions as to expected life of award, closing share price at either vesting date (for shares vested during period) or at year end (for outstanding shares at fiscal year-end date), the award’s respective exercise or strike price, the risk free rate as based on 3 year US Interest Rates for respective share price date, expected dividend yield at time of share price date, and share price volatility based on expected life of award. For option awards that vested in the 2022 period, the fair market values per share for stock options on the following vest dates are as follows: 8/7/2020 = $0.49; 1/4/2021 = $0.42; 3/21/2022 = $1.06. For option awards that vested in the 2023 period, the fair market values per share for stock options on the following vest dates are as follows: 1/4/2021 = $0.43; 3/21/2022 = $0.25. For option awards that were outstanding at the end of each respective fiscal year end, the fair market values are: December 29, 2023 = $0.02; December 30, 2022 = $0.35; December 31, 2021 = $0.39.
(3)	Equity valuations have been calculated in accordance with the requirements for Compensation Actually Paid in accordance with the fair value requirements under ASC 718. Adjustment for RSUs represents the sum of changes in fair value during the fiscal year. The RSUs vest pro-ratably over three years. See the Executive Compensation Discussion and Analysis for a description of this award and the rationale. For RSUs that vested in the 2022 period, the fair market values per share on the vest dates are as follows: 8/7/2020 = $1.78; 12/29/2020 = $1.78; 3/21/2022 = $1.79. For RSUs that vested in the 2023 period, the fair market values per share on the vest dates are as follows: 3/21/2022 = $0.88. For RSUs that were outstanding at the end of each respective fiscal year end, the fair market values are: December 29, 2023 = $0.38; December 30, 2022 = $1.52.
(4)	For DSUs (received as 2022 related STIP awards in lieu of cash) that vested in the 2023 period, the fair market values per share on the vest date is as follows: 3/17/2023 = $0.90.
(5)	Equity valuations have been calculated in accordance with the requirements for Compensation Actually Paid in accordance with the fair value requirements under ASC 718. Adjustment for PSUs represents the sum of changes in fair value during the fiscal year. The PSUs vest pro-ratably over three years with a three-year cliff. See the Executive Compensation Discussion and Analysis for a description of this award and the rationale. No PSUs were awarded, vested or outstanding during and at end of the fiscal year ended December 31, 2021. For 2021 and 2022-related performance, PSUs were awarded on 3/21/2022 and 6/22/2022. At close of 2022, these awards carried the following fair market value: 3/21/2022 award at $1.59; 6/22/2022 award at $1.86. At close of 2023, these awards carried the following fair market value: 3/21/2022 award at $0.33; 6/22/2022 award at $0.39. For 2023 fiscal year, PSUs were awarded on 3/17/2023 and carried the following fair market value: 3/17/2023 award at $0.33.

Compensation Actually Paid and Cumulative TSR

The following graph reflects the relationship between the amount of “compensation actually paid” to Mr. Palmiere and the average amount of “compensation actually paid” to the Company’s NEOs as a group (excluding Mr. Palmiere) with the Company’s cumulative TSR over the two years presented in the table.

Compensation Actually Paid and GAAP Net Loss

The following table reflects the relationship between the amount of “compensation actually paid” to Mr. Palmiere and the average amount of “compensation actually paid” to the Company’s NEOs as a group (excluding Mr. Palmiere) with the Company’s net loss, as reported under US GAAP, over the two years presented in the table. The Company does not use net loss as a performance measure in the overall executive compensation program.

Share Ownership and Reporting

As of the record date of April 22, 2024, there are a total of 89,599,224 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the beneficial ownership of our voting securities as of April 22, 2024 by: (1) each of our directors, director nominees and executive officers; (2) all of our directors, director nominees, and officers as a group; and (3) each shareholder known to us to own beneficially more than 5% of our common stock. Unless otherwise stated, the address where each of the individuals may be reached is our principal executive offices, 7900 East Union Avenue, Suite 320. Denver, Colorado 80237. All ownership is direct, unless otherwise stated.

In calculating the percentage ownership for each shareholder, we assumed that any stock options owned by an individual exercisable within 60 days of the date of this proxy statement are exercised, but not the stock options owned by any other individual. PSUs and DSUs held by the directors and executive officers may be settled as cash and/or stock issuance and dependent on Board of Directors decision. A review of reports filed with the SEC lead us to conclude that no other shareholders than listed below are believed to beneficially own more than 5% of our common stock.

	Number of Shares		Percentage (%)
Allen Palmiere (1)(2)	1,321,550	(3)	1.5%
Ron Little (1)	229,860	(4)	*
Lila Murphy (1)	298,197	(5)	*
Chet Holyoak (2)	22,885	(6)	*
Alberto Reyes (2)	369,001	(7)	*
All Officers and Directors as a Group	2,241,493	(3)(4)(5)(6)(7)	2.5%
The Vanguard Group, Inc. 100 Vanguard Boulevard Suite V26 Malvern, PA 19355	5,228,025		5.9%

* Less than 1%

(1)	Director
(2)	Officer
(3)	Mr. Palmiere holds stock options to purchase 660,408 shares of which are fully exercisable, vested RSU shares of 229,290, 111,576 DSUs awarded in connection with the 2022 STIP bonus and 320,276 PSUs.
(4)	Mr. Little holds 149,560 DSUs awarded in connection with the 2022 and 2023 annual equity award, 40,000 shares directly owned, and 40,300 DSUs issued in lieu of fees.
(5)	Ms. Manassa Murphy holds 40,000 DSUs awarded when joining the BOD in 2021, 111,520 DSUs awarded in connection with the 2022 and 2023 annual equity award and 146,677 DSUs issued in lieu of fees.
(6)	Mr. Holyoak holds 4,110 shares directly owned and 18,775 PSUs.
(7)	Mr. Reyes holds stock options to purchase 80,204 shares of which are fully exercisable, 48,165 vested RSU shares, 33,159 shares directly owned, 51,242 DSUs awarded in connection with the 2022 STIP bonus and 51,242 PSUs.

Share Ownership Policy

Based on a recommendation by the Compensation Committee, the Board adopted in early 2021 a Share Ownership Policy in order to set out share ownership guidelines which will enhance alignment of the interests of directors and executive officers of the Company with its shareholders. Minimum share ownership levels must be achieved within five years.

The CEO is required to own equity of the Company having a value equal to five times the gross amount of his annual base salary, the CFO and COO must own equity having a value equal to two times the gross amount of his or her annual base salary. Non-executive directors are required to own equity of the Company, including

DSUs, having a value equal to two times the gross amount of their annual director retainer. The details of the Share Ownership Policy can be found on the Company website at www.goldresourcecorp.com.

Anti-Hedging Policy

Pursuant to the Company’s Anti -Hedging Policy adopted in early 2021, no director or officer of the Company is permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of any Company securities granted as compensation or held, directly or indirectly, by such director or officer. The details of the Share Ownership Policy can be found on the Company website at www.goldresourcecorp.com.

Shareholder Proposals

We are not aware of any shareholder proposals for the 2024 Annual Meeting. We anticipate that the next annual meeting of shareholders will be held in June 2025. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with Rule 14a-8 of the 1934 Act, and it must be received at our principal executive offices no later than December 27, 2024 in order to be considered for inclusion in the proxy statement for the 2025 annual meeting of shareholders.

Shareholders who intend to nominate a director at the 2025 annual meeting of shareholders without including such proposal in the 2025 proxy statement must provide us with notice of such proposal no later than ninety days before the date of the annual meeting, or within twenty days from any announcement of the annual meeting details, if such announcement is made within ninety days or less from the date of the Annual Meeting.

As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our Proxy Statement for our 2025 annual meeting of shareholders, the proxies named in our proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than March 12, 2025. Even if proper notice is received on or prior to that date, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the Annual Meeting is held.

Other Matters

Our management and the Board know of no other matters to be brought before the Annual Meeting. If other matters are presented properly to the shareholders for action at the Annual Meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares during the Annual Meeting.

By order of the Board of Directors,

Chet Holyoak, Chief Financial Officer

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000646029_1 R1.0.0.6 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Ronald Little 02) Allen Palmiere 03) Lila Manassa Murphy GOLD RESOURCE CORPORATION 7900 EAST UNION AVE, SUITE 320 DENVER, CO 80237 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 17, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 17, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Non-binding advisory vote to approve executive compensation. 3. Ratify BDO USA, P.C. as independent registered accounting firm for 2024. NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000646029_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com GOLD RESOURCE CORPORATION Annual Meeting of Shareholders June 18, 2024 10:00 AM MT This proxy is solicited by the Board of Directors Ronald Little or Allen Palmiere, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Gold Resource Corporation to be held at 7800 East Union Avenue, Denver, CO 80237 on June 18, 2024 or at any postponement or adjournment thereof. You may attend the meeting in person and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2, and FOR Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side